SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a‑12

Anthem, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2018 PROXY  STATEMENT

Annual Meeting of Shareholders

Indianapolis, IN

May 16, 2018

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give members access to the care they need. With over 73 million people served by our affiliated companies, including more than 40 million enrolled in our family of health plans, we are one of the nation’s leading health benefits companies. We are an independent licensee of the Blue Cross and Blue Shield Association. We serve our members as the Blue Cross licensee for California and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (in varying counties as Blue Cross and Blue Shield, Blue Cross or Empire BlueCross BlueShield HealthPlus), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. We also conduct business through arrangements with other Blue Cross and Blue Shield licensees in Louisiana, South Carolina and Western New York. We also conduct business through our Amerigroup subsidiary and other subsidiaries in Colorado, Florida, Georgia, Iowa, Kansas, Maryland, Nevada, New Jersey, New Mexico, Tennessee, Texas, Washington and Washington, D.C. In addition, we conduct business through our Simply Healthcare, HealthSun, Freedom Health and Optimum Healthcare subsidiaries in Florida, and our America’s 1st Choice subsidiary in South Carolina. We also serve customers throughout the country as HealthLink, UniCare, and in certain Arizona, California, Connecticut, Iowa, Nevada, Tennessee and Virginia markets through our CareMore subsidiary. We are licensed to conduct insurance operations in all 50 states and the District of Columbia through our subsidiaries. To find out more about us, go to antheminc.com.

April 2, 2018

To Our Shareholders:

On behalf of the Anthem Board of Directors, we look forward to welcoming you to our 2018 Annual Meeting, which will be held at Anthem’s headquarters in Indianapolis, Indiana on May 16, 2018 at 8 a.m. Eastern Daylight Time.

Our Annual Meeting is an opportunity to review our 2017 accomplishments, as well as our plans to build on the positive momentum from the past year as we look ahead to 2018 and beyond.

In 2017, Anthem delivered solid performance with growth in both our Commercial and Government businesses. Highlights of the year include:

•	Grew medical membership for the fourth consecutive year and now serve more than 40 million consumers.
•	Increased operating revenue by more than 40 percent over the past five years to more than $89 billion.
•	Grew operating cash flow by 28 percent to $4.2 billion in 2017.
•	Increased average share price of our stock, which more than tripled in the past five years and increased by 56 percent in 2017.
•	Increased our dividend for the 8th consecutive year.

We have many opportunities ahead of us in 2018 as we continue to make strategic investments in technology, consumer capabilities and innovative care delivery that will serve our customers and shareholders well into the future. We will remain guided by our values as we strive to make a greater difference for our consumers and communities through our work to address some of the nation’s most pressing health issues and our efforts to improve the affordability and accessibility of health care for all Americans.

Details for attending the Annual Meeting are included in this proxy statement. Please note that you must submit your request to attend on or before May 7, 2018.  Also enclosed are details for how and when to vote. Your vote is very important to us so, if you are unable to attend the meeting, please vote either online, by mail or by telephone.

Thank you for your continued investment in our Company. We appreciate your confidence in our leadership and we hope to see you in Indianapolis.

Gail K. Boudreaux	Joseph R. Swedish
President and Chief Executive Officer	Executive Chair

Letter from Lead Director

April 2, 2018

Dear Fellow Anthem Shareholders,

Thank you for your investment in Anthem and for trusting us to oversee your interests.  Your Board’s mission is to represent the interests of all shareholders, not in the short-term, but with a long-term perspective. We believe your interests are best served when the Company achieves sustainable results in a responsible manner.  The Board is actively engaged in overseeing Anthem’s business strategies and performance to meet this objective.  I am pleased to share specific actions that the Board has taken in the past year.

Chief Executive Officer Succession & Independent Chair.  One of your Board’s most important responsibilities is to ensure an orderly and stable CEO succession process.  To that end, in November 2017, we unanimously elected Gail K. Boudreaux to succeed Joseph R. Swedish as CEO and President, with Joe continuing to serve as Executive Chair of the Board until May 2018.  The Board would like to recognize Joe for his significant contributions to the Company’s success over the past five years.

We have determined that upon Joe’s retirement, the Board will be led once again by an independent Chair.  In February 2018, we announced that Elizabeth E. Tallett, who is currently Chair of the Governance Committee, will assume the independent Chair of the Board position.

Board Skills, Diversity & Refreshment.  Board succession planning is also essential to the Company’s success.  As Lead Director, I have the privilege to work with a highly qualified and diverse group of board colleagues who bring thought leadership, perspective and accountability to their roles in overseeing the talented executive team at Anthem.  Refreshing your Board with new perspectives and ideas is critical to ensuring that it remains strategic and forward-looking.

Over the past year, three new Directors have joined the Board and one Director has retired.  In addition to Gail, who was appointed to the Board following her election as President and CEO, we are pleased to welcome new board members Antonio Neri and Bahija Jallal, who both have extensive executive and financial experience, as well as Antonio’s information technology expertise and Bahija’s health care industry experience. Our Board is highly diverse in terms of background, expertise, nationality, ethnicity and gender, including four women directors and four directors from diverse ethnicities.  The average director tenure is approximately six years.

Corporate Responsibility.  Anthem believes that corporate responsibility is embedded in our purpose and helps define us as an organization that is committed to creating a health care experience that is simpler, more accessible and more affordable for the consumers we serve. We are focused on living out this purpose through the work of our associates, through the philanthropic efforts of the Anthem Foundation, through our diversity and inclusion initiatives, and by implementing environmentally responsible business practices.  In recognition of the importance of corporate responsibility, the Board’s Governance Committee is charged with monitoring the Company’s corporate social responsibility and environmental sustainability initiatives, to ensure they are effective and timely.

On behalf of the Board, thank you for investing in Anthem. We hope to see you at the Annual Meeting.

George A. Schaefer, Jr.
Lead Director

Notice of Annual Meeting of Shareholders of Anthem, Inc.

Date and Time:	Wednesday, May 16, 2018 at 8:00 a.m. Eastern Daylight Time

Location:	Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

Items of Business:	• To elect the four members of the Board of Directors identified in the accompanying proxy statement.
• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
• To hold an advisory vote to approve the compensation of our named executive officers.
• To approve proposed amendments to our Amended and Restated Articles of Incorporation to allow shareholders to call special meetings of shareholders.
• If properly presented at the Annual Meeting, to vote on the shareholder proposal set forth in the accompanying proxy statement.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 9, 2018.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares (as described in the accompanying materials) through the Internet, by telephone or, if you received a printed copy of the proxy card by mail, by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors,

Kathleen S. Kiefer Corporate Secretary	Scan this QR code to vote with your smartphone or go to www.envisionreports.com/antm

You can vote in one of four ways:

Visit the website listed on your notice of meeting or proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Attend the Annual Meeting to vote IN PERSON

2018 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2017 Annual Report on Form 10‑K.

Annual Meeting of Shareholders

Wednesday, May 16, 2018 at 8:00 a.m., EDT Anthem, Inc. 120 Monument Circle Indianapolis, Indiana 46204	Record Date: March 9, 2018

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of the following persons as directors:	FOR EACH NOMINEE
• Lewis Hay, III	FOR
• Julie A. Hill	FOR
• Antonio F. Neri	FOR
• Ramiro G. Peru	FOR
Ratification of Ernst & Young LLP as Auditors for 2018	FOR
Advisory vote to approve the compensation of our Named Executive Officers	FOR
Approval of proposed amendments to our Amended and Restated Articles of Incorporation to allow shareholders owning 20% or more of our common stock to call special meetings of shareholders	FOR
Shareholder proposal to allow shareholders owning 10% or more of our common stock to call special meetings of shareholders	AGAINST

2017 Business Highlights

*Please refer to the GAAP Reconciliation table on page B‑1 for information on Adjusted Net Income and Adjusted Net Income Per Diluted Share (“Adjusted EPS”).

Other highlights include:

•	Operating cash flow was approximately $4.2 billion, or 1.1 times net income, for 2017, as compared to approximately $3.2 billion for 2016.
•

Our closing stock price increased by 56.5% from $143.77 on December 30, 2016 to $225.01 on December 29, 2017, the last trading day of 2017. Additionally, the Company paid cash dividends totaling $2.70 per share in 2017.

•	Medical membership grew to over 40 million members.
•	Our strong performance is reflected in the compensation that our Named Executive Officers earned for 2017.

2018 Proxy Statement Summary (continued)

CEO Transition

In November 2017, the Board appointed Gail K. Boudreaux as President and Chief Executive Officer, succeeding Joseph R. Swedish, who will continue to serve as Executive Chair of the Board until the 2018 Annual Meeting of Shareholders and thereafter will serve as the senior advisor to the Chief Executive Officer and consultant until May 1, 2020.

Compensation Highlights

•

To align the interests and rewards of our Named Executive Officers (“NEOs”) with the long-term interests of our shareholders and drive the achievement of our purpose and vision, while operating within our values and behaviors, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our Incentive Compensation Plan (“Incentive Plan” or “LTIP”).

•

For 2017, the Compensation Committee continued using a balanced scorecard for the AIP for the NEOs and other members of the executive leadership team, with an 80% weighting for Adjusted Net Income Per Share (“Adjusted EPS”) and a total of 20% weightings for measures related to each of our three strategic pillars, namely, consumer centricity (10%), provider collaboration (5%) and quality of care (5%).

•

Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

•

Both the AIP and our performance stock units granted under the Incentive Plan use Adjusted EPS or Adjusted Net Income as a performance measure, which is calculated on an adjusted, non-GAAP basis to remove certain pre-established categorical amounts, which are reported in our quarterly earnings releases and would generally not be included by the investment community in the determination of our financial results. All adjustments are reviewed and approved by the Compensation Committee. Please refer to the GAAP Reconciliation table on page B-1 for information on Adjusted Net Income and Adjusted EPS.

Primary Components of 2017 Target Compensation

(Data for the CEO applies to Mr. Swedish for 2017

Data for “Other NEOs” is an Average for Other NEOs)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

2018 Proxy Statement Summary (continued)

Corporate Governance

Our corporate governance policies reflect our commitment to effective corporate governance and high ethical standards:

•	Majority voting for uncontested director elections.
•	Proxy access for shareholder-nominated director nominees.
•	Shareholders have the ability to amend our Bylaws, except for those provisions required by our license agreements with the Blue Cross and Blue Shield Association.
•	Nine of our eleven current directors are independent and only independent directors serve on the Audit, Compensation and Governance Committees.
•	Our Board composition is diverse in gender, race, age, geographic location, experience and skills.
•	We have four women directors and four directors from diverse ethnicities.
•	Average tenure of all directors was approximately 6.3 years at April 2, 2018.
•	We currently have an independent Lead Director who will be replaced by an independent Chair of the Board as of the Annual Meeting.
•	Board oversees director refreshment and succession planning, with three new directors and one retiring director in the past year.
•	Board oversees succession planning for our President and CEO and our other executive officers, addressing both emergency and long-term succession.
•	Board, Committee and individual director performance evaluations are conducted annually, including an evaluation led by an external party at least every three years.
•	Individuals cannot stand for election as directors if 72 years of age or older.
•	Directors cannot serve on more than three other public company boards, and our CEO cannot serve on more than two other public company boards.
•	Executive sessions of the independent directors are held at each in-person board meeting.
•	Short sales, hedging transactions and pledging our stock are prohibited for all directors, officers and associates.
•	Significant stock ownership requirements are in place for directors and executive officers.
•	Our clawback policy applies to executive officers’ incentive compensation in the event of a restatement of our financial statements due to misconduct.
•	Our annual report on Political Contributions and Related Activities is available on our website at www.antheminc.com under “About Anthem, Inc. — Public Affairs — Political Contributions.”
•	Our Corporate Responsibility Report is available on our website at www.antheminc.com under “Corporate Responsibility.”

Director Qualifications and Experience

The following chart provides summary information about our directors’ skills and experiences. More detailed information is provided under the description of the “Governance Committee” beginning on page 7 and in each director’s biography beginning on page 19.

Directors	CEO/COO	Insurance Industry	Finance	Health Care Industry	Marketing/ Public Relations	Information Technology	Regulatory/ Government	ESG	Diversity
Gail K. Boudreaux	✓	✓	✓	✓		✓	✓		✓
R. Kerry Clark	✓		✓	✓	✓
Robert L. Dixon, Jr.					✓	✓			✓
Lewis Hay, III	✓		✓		✓	✓	✓	✓
Julie A. Hill	✓		✓	✓	✓			✓	✓
Bahija Jallal	✓		✓	✓					✓
Antonio F. Neri	✓		✓		✓	✓			✓
Ramiro G. Peru			✓			✓			✓
George A. Schaefer, Jr.	✓		✓	✓	✓	✓
Joseph R. Swedish	✓	✓	✓	✓		✓	✓	✓
Elizabeth E. Tallett	✓	✓	✓	✓	✓		✓	✓	✓

2018 Proxy Statement Summary (continued)

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. For this reason, we spend significant time meeting with our shareholders, listening to their concerns and responding to their feedback. Over the past year, management engaged with our largest shareholders, representing in aggregate approximately 50% of our outstanding shares, on our corporate governance practices, including on the proposed amendments to our Amended and Restated Articles of Incorporation to give shareholders the right to call special meetings of shareholders. In addition, our management team regularly offers shareholders the opportunity to discuss our quarterly results and other topics of interest to shareholders. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively discussing our business and strategy.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2017, as approximately 94% of votes cast were voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

Table of Contents (continued)

Proxy Statement

ANTHEM, INC.

120 Monument Circle

Indianapolis, Indiana 46204

Annual Meeting of Shareholders

May 16, 2018

Purpose

This proxy statement is being made available to shareholders on or about April 2, 2018 in connection with a solicitation by the Board of Directors (the “Board”) of Anthem, Inc. (“Anthem,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders (the “annual meeting”) and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Wednesday, May 16, 2018, at Anthem, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time. You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. For instructions on requesting admission tickets, see page 77 of this proxy statement.

Record Date

At the close of business on March 9, 2018, the record date for the annual meeting, there were 255,851,046 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum

In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required

You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, date and return your proxy card, but do not provide instructions, your shares will be voted:

• FOR Proposal 1 -	election of each director nominee
• FOR Proposal 2 -	ratification of the appointment of the independent registered public accounting firm for 2018
• FOR Proposal 3 -	advisory vote to approve the compensation of our Named Executive Officers
• FOR Proposal 4 -

approval of proposed amendments to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to allow shareholders owning 20% or more of our common stock to call special meetings of shareholders

• AGAINST Proposal 5 -	shareholder proposal to allow shareholders owning 10% or more of our common stock to call special meetings of shareholders

Anthem, Inc. 2018 Proxy Statement	1

Proxy Statement (continued)

Each proposal at the annual meeting will be approved if the proposal receives more votes “for” than “against.”

Abstentions will have no effect on the outcome of any proposal. If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against Proposal 2 only, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on, and will have no effect on the outcome of, the remaining proposals other than Proposal 2.

2	Anthem, Inc. 2018 Proxy Statement

Governance of the Company

Our business is managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of, and have always placed a high priority upon, having good corporate governance measures in place.

Board Leadership Structure

The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chair of the Board and Chief Executive Officer (“CEO”) have been held by two different people and, at other times, the positions have been combined and held by the same person. The Board believes that it is important to implement an effective and efficient leadership structure that provides stability, while maintaining strong oversight of management.

In December 2015, the Board appointed Joseph R. Swedish as the Chair of the Board and combined the Chair and CEO roles. In doing so, the Board considered Mr. Swedish’s extensive experience in the health care industry and his oversight of our growth, financial performance and strategy since he was elected as our CEO in March 2013. In November 2017, the Board appointed Gail K. Boudreaux as CEO and President, succeeding Mr. Swedish.  Mr. Swedish continued to serve as Executive Chair of the Board, and will continue to serve in that role until the annual meeting, at which time Elizabeth E. Tallett will be the independent Chair of the Board. Given that Ms. Boudreaux has recently joined the Company, the Board believes that having an independent Chair of the Board allows Ms. Boudreaux to concentrate on overseeing the management of our business, while Ms. Tallett oversees the functioning of the Board and our corporate governance.

Our Corporate Governance Guidelines require that our independent directors elect a Lead Director annually when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director. The Board elected George A. Schaefer, Jr. to serve as the Lead Director, and he will serve in that role until the annual meeting when Ms. Tallett begins serving as independent Chair of the Board. The Lead Director presides at meetings of the Board and shareholders in the Chair’s absence, presides at all meetings of the independent directors (which are scheduled at each in-person Board meeting), serves as a liaison between the Chair and the independent directors, approves information sent to the Board, approves Board schedules and meeting agendas, has the authority to call additional meetings of the Board and the independent directors and is available for consultation and direct communication, if requested, with major shareholders. The Board also recognizes the important leadership roles played by the Chair of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Board Role in Risk Oversight

Our Board oversees the risk management processes that have been designed, and are implemented by our executives, to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to its committees responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See also “Executive Compensation — Assessment of Compensation-Related Risks” in this proxy statement for a description of the Compensation Committee’s role in overseeing compensation-related risks. A description of the enterprise risks facing us is included in Part I, Item 1A “Risk Factors” in our 2017 Annual Report on Form 10‑K.

In addition to its oversight of certain risks as delegated by the Board, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;
•	Review and discuss our enterprise risk management framework, processes and governance structure;

Anthem, Inc. 2018 Proxy Statement	3

Governance of the Company (continued)

•

Review and discuss our major financial risk exposures, and any other categories of risk delegated by the Board to the Audit Committee from time to time, and the steps management has taken to assess, monitor and manage such exposures; and

•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

We have an Enterprise Risk Council to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team and the Chief Risk Officer. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;
•	Continually evaluate and bring forward emerging risk insight;
•	Review and approve risk tolerance levels (subject to Board review and approval where appropriate);
•	Act on risk tolerance breaches;
•	Engage with the Chief Audit Executive to ensure appropriate two-way communication regarding our enterprise risks;
•	Review the Master Audit Plan to ensure there is appropriate coverage of the highest risk areas;
•	Review and approve the evaluation and prioritization of enterprise risks;
•	Review enterprise action plans against risks;
•	Review and approve the policies and procedures for monitoring and mitigating enterprise risks, as well as any required regulatory filings; and
•	Review and support resource requirements (subject to Board review where appropriate).

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council to the Board and/or the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

Our corporate governance policies reflect our goal of adopting best practices to promote a high level of performance from the Board and management. We believe our corporate governance practices promote the long-term interests of our shareholders and strengthen Board and management accountability.

Among the practices we adhere to are the following:

•	Annual review of our corporate governance documents for compliance with their terms and enhancements to improve corporate governance;
•

Majority voting for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•	Proxy access for shareholder nominated director nominees;
•	Shareholders have the ability to amend our Bylaws, except for those provisions required by our license agreements with the Blue Cross and Blue Shield Association;
•	No supermajority voting requirements in our Articles of Incorporation;
•	Opted out of the Indiana Control Share Acquisitions Statute;
•	Nine of our eleven current directors are “independent” under all applicable standards;
•	Independent Audit, Compensation and Governance Committees;
•	Independent Lead Director who is elected annually by the independent directors when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director;
•	We currently have an independent Lead Director who will be replaced by an independent Chair of the Board as of the annual meeting;
•	Board oversees succession planning for our President and CEO and our other executive officers, addressing both emergency and long-term succession;
•	Board oversees director refreshment and succession planning, with three new directors and one retiring director in the past year;
•	Board, Committee and individual director performance evaluations are conducted annually, including an evaluation led by an external party at least every three years;

4	Anthem, Inc. 2018 Proxy Statement

Governance of the Company (continued)

•	Individuals cannot stand for election as a director if 72 years of age or older;
•	Prohibition on service by independent directors on more than three other public company boards, and by our CEO on more than two other public company boards;
•	Our Board composition is diverse in gender, race, age, geographic location, experience and skills;
•	We have four women directors and four directors from diverse ethnicities;
•	Average tenure of all directors was approximately 6.3 years at April 2, 2018;
•	Rotation of lead partner of our independent registered public accounting firm at least every five years;
•	Board and its Committees have the authority to engage consultants and advisors at our expense;
•	Executive sessions of the independent directors without management present are held at every in-person Board meeting;
•

Several avenues for shareholders to communicate with the Board and management, including periodic investor days and earnings release conference calls and webcasts, dedicated email addresses for the Board and for Committee Chairs, and specific outreach to shareholders initiated by us or in response to engagement requests;

•	The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation;
•	Clawback policy to recover incentive compensation payments from our executive officers in the event of a restatement of our financial statements due to misconduct;
•

Prohibition on tax gross-ups on payments made in connection with a change in control or on perquisites, subject only to honoring contractual requirements when assuming agreements upon a merger or other business combination;

•	Prohibition on short sales, hedging transactions and pledges of our stock by all officers, associates and directors;
•	Prohibition on repricing of stock options and stock appreciation rights without shareholder approval;
•	Standards of Ethical Business Conduct applicable to our Board, executive officers and associates;
•	Governance Committee monitors our corporate social responsibility and environmental sustainability initiatives, including our Corporate Responsibility Report; and
•	Significant stock ownership guidelines that align our executive officers’ and directors’ interests with those of shareholders.

Due to existing contractual obligations with the Blue Cross and Blue Shield Association (“BCBSA”), we are required to maintain a classified board structure. However, our Corporate Governance Guidelines provide that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to us, the Board will submit amendments to our Articles of Incorporation recommending approval by the shareholders to eliminate the classified board structure. The amendment would be submitted at the next annual meeting of shareholders occurring after the elimination of the requirement for a classified board, and phase in the annual election of all directors over a three-year period. If our shareholders approve the amendments to our Articles of Incorporation to eliminate the classified board structure as set forth above, the Board will thereafter amend our Bylaws and other governing documents to implement the elimination of our classified board structure as provided in the Board policy.

Current versions of our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

We will continue to assess and refine our corporate governance practices and share them with you.

Anthem, Inc. 2018 Proxy Statement	5

Board and Committee Membership

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director or director nominee has a material relationship with us. These standards are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Our Board has determined that all of our directors and director nominees, other than Ms. Boudreaux and Mr. Swedish, meet these standards, have no material relationship with us and are “independent” as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (“SEC”).

Meetings and Committees of the Board

During 2017, the Board held 18 meetings. The non-employee directors met in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chair of the respective committee. Each current director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are three standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of April  1, 2018.

	Audit	Compensation	Governance
Directors	Committee	Committee	Committee
Gail K. Boudreaux
R. Kerry Clark	✓
Robert L. Dixon, Jr.		✓	✓
Lewis Hay, III		Chair	✓
Julie A. Hill	✓
Bahija Jallal		✓	✓
Antonio F. Neri	✓
Ramiro G. Peru	Chair
George A. Schaefer, Jr.*	✓
Joseph R. Swedish**
Elizabeth E. Tallett		✓	Chair
✓ Committee Member * Lead Director ** Executive Chair

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Audit Committee

The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the auditor’s lead engagement partner.

6	Anthem, Inc. 2018 Proxy Statement

Board and Committee Membership (continued)

The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from the Chief Compliance Officer regarding our compliance program activities. See “Audit Committee Matters — Audit Committee Report” and “Governance of the Company — Board Role in Risk Oversight.”

The Audit Committee met eight times during 2017. The Audit Committee met separately, generally at each in-person meeting during 2017, with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are determined by the Compensation Committee in its sole discretion), including conducting an assessment of the risks related to our compensation policies and practices. See “Executive Compensation — Assessment of Compensation-Related Risks.” The Compensation Committee sets the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has engaged directly an outside compensation consultant to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The Compensation Committee has engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) to provide executive compensation consulting services. Semler Brossy reports directly to the Compensation Committee, participates regularly in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Compensation Committee.

The Compensation Committee met nine times during 2017. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee also is responsible for reviewing, at least annually, our political strategy, contributions and activities and overseeing compliance with our policies and procedures regarding political contributions and activities. In addition, the Governance Committee monitors the Company’s corporate social responsibility and environmental sustainability initiatives.

Anthem, Inc. 2018 Proxy Statement	7

Board and Committee Membership (continued)

The Governance Committee has engaged directly Compensation Advisory Partners LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2017, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation, including the changes to compensation for non-employee directors approved in May 2017. CAP does not provide any other services to the Company. The Governance Committee assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent CAP from independently advising the Governance Committee.

The Governance Committee met five times during 2017. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations

The Governance Committee considers and recommends candidates for the Board. It reviews all nominations submitted to the Company as described below under “Identifying and Evaluating Nominees for Directors,” including individuals nominated by shareholders to be included in our proxy statement. In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204. Following verification that the persons recommending director candidates are shareholders, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

In addition, any shareholder who wishes to nominate a director candidate at our annual meeting or for inclusion in our proxy statement may do so by following the procedures and providing the information set forth in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 78 and in Sections 1.5, 1.6 and 1.16 of our Bylaws. Our Bylaws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Any materials provided by shareholders in connection with the nomination of a director candidate are forwarded to the Governance Committee. Following verification that the persons recommending director candidates are shareholders, and verification that any other required information has been properly submitted by such persons, nominations are reviewed and discussed by the Governance Committee and the Board at a regularly scheduled meeting.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our Bylaws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills and qualifications of Board members, and compares them with those skills and qualifications that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the skills and qualifications described below continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee, assisted by outside consultants, will evaluate candidates who possess qualifications that meet our strategic

8	Anthem, Inc. 2018 Proxy Statement

Board and Committee Membership (continued)

needs and have diverse experiences in key business, financial and other challenges that face a publicly-held health benefits company.

In general, all directors must exhibit integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards. Candidates should be committed to enhancing shareholder value, have sufficient time and energy to diligently perform their duties and be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Candidates should also have the manifest ability to work in a collegial and constructive manner with the other members of the Board. Service by candidates on other public company boards should be limited to a number that permits candidates, given their individual circumstances, to perform all director duties responsibly, but in any event, should not exceed three other public company boards (or two for our CEO).

The foregoing qualifications will be applied by the Governance Committee to all candidates considered for nomination by the Board, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, race, age and geographic location. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has four women directors, one African-American director, one Hispanic director, one Latino director and one North African director. Our directors range in age from early 50s to early 70s and reside in nine different states. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

Below we identify and describe important skills and experiences that the Governance Committee looks for in a director candidate.

Current or Retired CEO/COO

Directors who are current or former Chief Executive Officers or Chief Operating Officers provide practical understanding of how large organizations operate and have experience in strategic thinking, risk management and operations oversight. They also possess significant leadership qualities and are able to identify and develop such qualities in others.

Insurance Industry

Directors with experience in the insurance industry bring an understanding of the unique nature of the business, including an understanding and appreciation of the regulatory requirements and restrictions with which we must comply. They can provide effective oversight of our regulatory compliance and risk management efforts.

Finance

Directors with an understanding of finance and financial reporting processes, particularly as they relate to large, complex, highly-regulated businesses, provide an important oversight role of our financial measures and processes. We use several financial targets for measuring performance, and accurate financial reporting is critical to our success.

Health Care Industry

Directors with experience in the health care industry bring valuable insight into the activities and requirements of the providers of health care services and products that receive payments directly or indirectly from our insurance products. These directors bring knowledge of current system operations and experience with medical best practices that are valuable not only for current operations, but also for future strategic initiatives.

Anthem, Inc. 2018 Proxy Statement	9

Board and Committee Membership (continued)

Marketing and Public Relations

Directors with experience in these areas provide important skills and information to us as we deal with increased public disclosure requirements and media attention on health care and other public policy issues. They can assist us in focusing our communications to effectively present our positions. Also, directors with experience dealing with consumers, particularly in the areas of developing, marketing and selling products and services to consumers, assist us with identifying changing market conditions and consumer trends and buying habits, because they understand consumer needs.

Information Technology

Directors with an understanding of information technology can help us focus our efforts in this important area. They are able to provide oversight of our efforts to improve efficiency and productivity through the use of new technologies in providing our products and services.

Regulatory and Government

Directors with regulatory or government experience, whether as members of government or through extensive interactions with state or federal governmental agencies, are able to recognize, identify and understand the key issues facing us as a highly-regulated entity.

Environmental, Social and Governance (“ESG”)

Directors who have worked with non-profit entities or have led projects designed to benefit society bring to us an understanding of the need to conduct business without harm to society, which could in turn, harm our reputation and decrease our long-term sustainability. They are able to provide insights to assist us in achieving our purpose of transforming health care with trusted and caring solutions. Directors with governance experience can help us focus our efforts on maintaining strong corporate governance practices.

Diversity

Directors who are diverse in gender, race, age and geographic location bring different perspectives, backgrounds and life experiences that can foster innovative ideas to meet the needs of our customers, providers, shareholders and the communities we serve.

Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. However, the fact that we do not list a particular skill or experience for a director does not mean that the director does not possess that particular skill or experience.

					Marketing/			Environmental,
		Insurance		Health Care	Public	Information	Regulatory/	Social &
Directors	CEO/COO	Industry	Finance	Industry	Relations	Technology	Government	Governance (ESG)	Diversity
Gail K. Boudreaux	✓	✓	✓	✓		✓	✓		✓
R. Kerry Clark	✓		✓	✓	✓
Robert L. Dixon, Jr.					✓	✓			✓
Lewis Hay, III	✓		✓		✓	✓	✓	✓
Julie A. Hill	✓		✓	✓	✓			✓	✓
Bahija Jallal	✓		✓	✓					✓
Antonio F. Neri	✓		✓		✓	✓			✓
Ramiro G. Peru			✓			✓			✓
George A. Schaefer, Jr.	✓		✓	✓	✓	✓
Joseph R. Swedish	✓	✓	✓	✓		✓	✓	✓
Elizabeth E. Tallett	✓	✓	✓	✓	✓		✓	✓	✓

10	Anthem, Inc. 2018 Proxy Statement

Board and Committee Membership (continued)

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each director and director nominee possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each director and director nominee brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Proposal No. 1 – Election of Directors - Nominees for Director” and “- Directors Continuing in Office.”

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at this address: boardofdirectors@anthem.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Lead Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chair of the following committees by submitting an e-mail to:

•	Chair of the Audit Committee: auditchair@anthem.com
•	Chair of the Compensation Committee: compensationchair@anthem.com
•	Chair of the Governance Committee: governancechair@anthem.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. With the exception of our three Board members who joined the Board after our 2017 annual meeting, all members of the Board attended our 2017 annual meeting of shareholders.

Anthem, Inc. 2018 Proxy Statement	11

Review and Approval of Transactions with Related Persons

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, shareholders owning five percent or greater of our outstanding common stock, or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

Dr. William Long, the brother-in-law of R. Kerry Clark, one of our Directors, is the physician owner of a medical provider that serves our members in New York. Anthem and its subsidiaries paid this provider approximately $430,000 for services provided to individuals covered by Anthem for the year ended December 31, 2017. Mr. Clark has no ownership interest in this provider and is not involved with the provider-payer arrangement between Anthem and the provider. In addition, the amounts paid to this provider are pursuant to a standard fee schedule for all similarly situated providers in New York. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2017, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

12	Anthem, Inc. 2018 Proxy Statement

Standards of Ethical Business Conduct

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chair, our President and Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents” and otherwise disclosed as required by law. During 2017, there were no waivers of the Code for any of our directors, our Chair, our President and Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

Anthem, Inc. 2018 Proxy Statement	13

Compensation of Non-Employee Directors

2017 Compensation of Non-Employee Directors

The compensation of our non-employee directors is paid in the form of annual retainers for Board members and Committee Chairs and annual stock awards. An annual retainer is also paid when the Chair of the Board is not an employee or there is an independent Lead Director.

In May 2017, the Governance Committee, based on the recommendations of CAP, approved the following changes to the compensation paid to our non-employee directors:

•	the annual cash retainer was increased from $95,000 to $125,000;
•	the annual cash retainer paid to the Chair of the Audit Committee was increased from $25,000 to $30,000;
•	the annual cash retainer paid to the Chairs of the Compensation and Governance Committees was increased from $15,000 to $20,000;
•	the annual cash retainers paid to members of the Audit, Compensation and Governance Committees were eliminated; and
•	the annual cash retainer paid to our Lead Director was increased from $30,000 to $35,000.

Commencing in May 2017, compensation for non-employee directors was as follows:

Compensation Element	2017
Annual Retainer (Cash Portion)	$125,000
Annual Retainer (Company Stock Portion)	$175,000
Annual Committee Chair Retainers
• Audit Committee	$30,000
• Compensation and Governance Committees	$20,000
Annual Retainer for Non-Executive Chair of the Board, if any	$225,000
Annual Retainer for Lead Director, if any	$35,000

The compensation actually paid to our non-employee directors for service during 2017 was as follows(1):

	Fees Earned or		Stock	All Other
Name	Paid in Cash ($) (2)		Awards ($)(3)	Compensation ($) (4)	Total ($)
R. Kerry Clark	$123,182	(5)	$ 174,923	$ 10,000	$308,105
Robert L. Dixon, Jr.	$121,286		$ 174,923	$ 26,441	$322,650
Lewis Hay, III	$139,390		$ 174,923	$ 1,850	$316,163
Julie A. Hill	$123,182		$ 174,923	$ 36,441	$334,546
Ramiro G. Peru	$151,286		$ 174,923	$ 26,441	$352,650
William J. Ryan	$43,600		—	$ 66,575	$110,175
George A. Schaefer, Jr.	$169,555		$ 174,923	$ 36,441	$380,919
Elizabeth E. Tallett	$143,181		$ 174,923	$ 6,500	$324,604

(1)

Employee directors do not receive any compensation for their service as a director. Mr. Swedish’s and Ms. Boudreaux’s compensation for 2017 is shown in the Summary Compensation Table on page 51.  William J. Ryan retired from the Board in 2017.  Mr. Neri did not receive any compensation in 2017, as payment for his services as a non-employee director during December 2017 were paid in 2018. Ms. Jallal joined the Board in February 2018.

(2)

In addition to annual Board and committee retainer fees, amounts include $76.90 paid in cash to each non-employee director then serving or elected at the 2017 annual meeting of shareholders, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of phantom shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2017, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). Each non-employee director then serving received 990 deferred shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 18, 2017). The deferred shares will be converted into common stock upon the lapse of the deferral period. See also “Compensation of Non-Employee Directors — Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2017 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award. As of December 31, 2017, each non-employee director then serving had the following number of deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) for all years of service as a director:

14	Anthem, Inc. 2018 Proxy Statement

Compensation of Non-Employee Directors (continued)

Deferred Shares
Director	(as of 12/31/17)
R. Kerry Clark	5,056
Robert L. Dixon, Jr.	7,304
Lewis Hay, III	6,923
Julie A. Hill	35,322
Antonio F. Neri	—
Ramiro G. Peru	7,304
George A. Schaefer, Jr.	7,304
Elizabeth E. Tallett	6,308

No directors currently have any stock options outstanding. The deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management — Stock Held by Directors, Nominees and Executive Officers table on page 16.

(4)

Includes: (i) matching charitable contributions made by the Anthem Foundation on behalf of Messrs. Clark, Hay and Schaefer, Mses. Hill and Tallett (see “— Matching Gift Program”) and (ii) dividend equivalents paid on directors’ deferred shares that vested in 2017 of $26,441 each to Messrs. Dixon, Peru and Schaefer and Ms. Hill, and of $66,575 to Mr. Ryan. This column does not include perquisites received by a director to the extent the amount of all such perquisites received by such director was less than $10,000.

(5)	All of Mr. Clark’s 2017 compensation was deferred by him pursuant to the Board Deferred Compensation Plan, other than the $76.90 paid in cash in lieu of a fractional share.

Anthem Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10‑year U.S. Treasury Note monthly average rates for the 12‑month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan for a period longer than the minimum deferral period discussed below, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

Board Equity Compensation and Stock Ownership Guidelines

For 2017, each non-employee director then serving or elected at the annual meeting of shareholders received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000 with the amount of any fractional share paid in cash. In 2017, each such non-employee director received 990 deferred shares based on the market price of $176.69 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant (or in the case of grants made after the annual meeting of shareholders, five years from the date of the annual meeting of shareholders that immediately precedes the date of grant). The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $500,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. As of December 31, 2017, each non-employee director owned stock in excess of the stock ownership requirements except Mr. Neri and Ms. Jallal, who joined the Board in December 2017 and February 2018, respectively.

Matching Gift Program

Directors are eligible to participate in the Anthem Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

Anthem, Inc. 2018 Proxy Statement	15

Security Ownership of Certain Beneficial Owners and Management

Stock Held by 5% or More Beneficial Owners

The following table and notes provide information about each person known by us to own beneficially more than five percent of our common stock as of February 1, 2018, except as otherwise indicated.

	Amount and Nature	Percent of
Name and Address of Beneficial Owner	of Beneficial Ownership	Class
BlackRock, Inc.(1)	22,743,378	8.8%
T. Rowe Price Associates, Inc.(2)	16,869,167	6.5%
The Vanguard Group(3)	17,803,582	6.9%

(1)

The amount shown and the following information were provided by BlackRock, Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on February 8, 2018, indicating beneficial ownership as of December 31, 2017. In such filing BlackRock lists its address as 55 East 52nd Street, New York, NY 10055. BlackRock is a parent holding company or control person and has (a) sole power to dispose of or direct the disposition of 22,743,378 shares of our common stock; and (b) sole power to vote or direct the vote of 19,742,339 shares of our common stock.

(2)

The amount shown and the following information were provided by T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to a Schedule 13G/A filed with the SEC on February 14, 2018, indicating beneficial ownership as of December 31, 2017. In such filing T. Rowe lists its address as 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 16,869,167 shares of our common stock; and (b) sole power to vote or direct the vote of 5,483,756 shares of our common stock.

(3)

The amount shown and the following information were provided by The Vanguard Group (“Vanguard”) pursuant to a Schedule 13G/A filed with the SEC on February 12, 2018, indicating beneficial ownership as of December 31, 2017. In such filing Vanguard lists its address as 100 Vanguard Boulevard, Malvem, PA 19355. Vanguard is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 17,389,389 shares of our common stock; (b) shared power to dispose of or direct the disposition of 414,193 shares of our common stock; (c) sole power to vote or direct the vote of 364,147 shares of our common stock; and (d) shared power to vote or direct the vote of 61,600 shares of our common stock.

Stock Held by Directors, Nominees and Executive Officers

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of February 1, 2018, by:

•	each of our directors or nominees,
•	each of our CEO, CFO and the three other most highly compensated executive officers during 2017 and any former executive officers required to be disclosed by SEC rules (collectively, the “NEOs”), and
•	all current directors and executive officers as a group.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. In addition, unless otherwise indicated, the address for each person named below is c/o Anthem, Inc., 120 Monument Circle, Indianapolis, IN 46204. The table includes shares that may be purchased pursuant to stock options that are currently exercisable or exercisable within 60 days of February  1, 2018 (“exercisable options”) and shares of common stock underlying unvested restricted stock units and unvested performance stock units that will vest within 60 days of February  1, 2018 (“vested restricted stock units” and “vested performance stock units,” respectively). As of February 1, 2018, 267,726,991 shares of our common stock were issued and outstanding.

16	Anthem, Inc. 2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management (continued)

		Number of	Total Number
	Number of	Shares	of Shares
	Shares	Supplementally	Beneficially	Percent of
Name	Owned (1)	Owned (2)	Owned	Class
R. Kerry Clark	0	5,056	5,056	*
Robert L. Dixon, Jr.	2,681	7,304	9,985	*
Lewis Hay, III	0	6,923	6,923	*
Julie A. Hill	0	35,322	35,322	*
Bahija Jallal	0	204	204	*
Antonio F. Neri	0	341	341	*
Ramiro G. Peru	6,267	7,304	13,571	*
George A. Schaefer, Jr.	30,807	7,304	38,111	*
Elizabeth E. Tallett	0	6,308	6,308	*
Gail K. Boudreaux(3)	60	0	60	*
John E. Gallina	42,521	6,732	49,253	*
Brian T. Griffin(4)	97,573	9,551	107,124	*
Peter D. Haytaian	108,138	21,525	129,663	*
Gloria M. McCarthy	56,763	16,176	72,939	*
Joseph R. Swedish	193,847	75,853	269,700	*
Other Executive Officers	62,300	18,785	81,085	*
All current directors and executive officers as a group (18 persons)	600,957	224,688	825,645	*

*     Less than 1%

(1)

Includes the following exercisable options to purchase shares of our common stock: Mr. Swedish — 166,001; Mr. Gallina — 30,782; Mr. Griffin — 59,421; Mr. Haytaian — 72,455; Ms. McCarthy — 35,530 and 415,159 for all current directors and executive officers as a group.

(2)

For directors, other than Mr. Swedish and Ms. Boudreaux, this number represents the number of deferred shares which will be converted into common stock upon the lapse of the deferral period, and are considered owned under our stock ownership guidelines for directors. For executive officers, this number represents the following vested restricted stock units: Ms. Boudreaux — 0; Mr. Swedish — 19,334; Mr. Gallina — 2,521; Mr. Griffin — 4,089; Mr. Haytaian — 5,221; Ms. McCarthy — 3,948; and 41,670 for all current executive officers as a group; and the following vested performance stock units: Ms. Boudreaux — 0; Mr. Swedish — 56,519; Mr. Gallina — 4,211; Mr. Griffin — 5,462; Mr. Haytaian — 16,304; Ms. McCarthy — 12,228; and 106,952 for all current executive officers as a group.

(3)	Represents shares held in a revocable trust of which Ms. Boudreaux’s spouse is the trustee.
(4)	Includes 20,012 shares held in a grantor retained annuity trust (“GRAT”) of which Mr. Griffin is sole trustee and 17,767 shares held in a GRAT of which Mr. Griffin’s spouse is sole trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2017, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

Anthem, Inc. 2018 Proxy Statement	17

Proposal No. 1 — Election of Directors

The Board currently consists of eleven directors divided into three classes. This classified Board structure is one of the specific requirements imposed by the Blue Cross and Blue Shield Association (“BCBSA”) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Our Articles of Incorporation provide that the total number of directors should be divided into three classes with each class containing approximately one-third of the total directors. Currently, the classes of 2018 and 2019 contain four directors each, and the class of 2020 contains three directors.

It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Lewis Hay, III, Julie A. Hill, Antonio F. Neri, and Ramiro G. Peru. Each of the nominees for director is presently a director and each has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 1, the election as directors of Lewis Hay, III, Julie A. Hill, Antonio F. Neri, and Ramiro G. Peru.

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly-held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2018.

18	Anthem, Inc. 2018 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Nominees for Director

Three-year Term to Expire at the 2021 Annual Meeting of Shareholders

LEWIS HAY, III Age: 62 Director since: 2013 Independent

Lewis Hay, III has been a director of the Company since July 2013. Mr. Hay has served as an operating advisor at Clayton, Dubilier & Rice, LLC (private equity investment firm) since September 2013. Mr. Hay retired as Executive Chairman of NextEra Energy, Inc. (“NextEra Energy”) (electricity-related services and renewable energy generator) in December 2013, having served in that position since July 2012. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012, and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. Mr. Hay is a director of Capital One Financial Corporation (financial services) and Harris Corporation (international communications and information technology). Mr. Hay was a director and chairman of both the Institute for Nuclear Power Operations and the Edison Electrical Institute until 2013. He also served on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University, and on the Advisory Council of Carnegie Mellon University’s Scott Institute for Energy Innovation until May 2017.

Skills and Qualifications

Mr. Hay brings extensive CEO, finance and regulatory and government experience to the Board through his positions as CEO, Chairman and CFO of a large utility company which was subject to significant regulation and oversight. He also has environmental, social and governance experience with his management of the utility’s expansion of renewable energy sources. In addition, Mr. Hay has marketing and public relations experience from his service as an officer of a large utility company and a director of a financial services company, and technology experience from his service as a director of an information technology company.

JULIE A. HILL Age: 71 Director since: 2004 Independent

Julie A. Hill has been a director of the Company since November 2004. Ms. Hill served on the former WellPoint Health Networks Inc. (“WHN”) board of directors from March 1994 until WHN’s merger with us in November 2004. Since 2002, she has been the owner of The Hill Company (real estate company). From 1998 to 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders), the U.S. division of Costain Group Plc, a London-based company, from 1988 to 1997. Ms. Hill is also a director of the Lord Abbett Family of Mutual Funds (mutual funds) and UNYQ (provider of orthopedic devices). She is chair of the University of California at Irvine (“UCI”) Board of Trustees and chair emeritus of the UCI Paul Merage School of Business Dean’s Advisory Board, and serves as a member of the advisory boards of the Paul Merage School of Business Center for Real Estate, the UC Irvine School of Law Board of Visitors, the School of Social Ecology Dean’s Leadership Council, the Susan Samueli Center of Integrative Medicine, and the Paul Merage School of Business Center for Digital Transformation.

Skills and Qualifications

Ms. Hill brings extensive CEO and finance experience to the Board gained through her ownership and management of several companies. She also has significant marketing and public relations experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has health care industry and environmental, social and governance experience through her many medical school and other university board positions and service with groups promoting environmental, sustainability and other public policy issues. Further, Ms. Hill qualifies as an “audit committee financial expert” under the SEC’s rules.

Anthem, Inc. 2018 Proxy Statement	19

Proposal No. 1 — Election of Directors (continued)

ANTONIO F. NERI Age: 50 Director since: 2017 Independent

Antonio F. Neri has been a director of the Company since December 2017. Mr. Neri has served as President and Chief Executive Officer of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”) (technology company) since February 2018. At Hewlett Packard Enterprise, he also served as President from June 2017 to February 2018 and Executive Vice President and General Manager, Enterprise Group from 2015 to June 2017. Prior to Hewlett Packard Enterprise’s spinoff from HP Inc. (technology company), Mr. Neri held a variety of leadership roles at HP Inc. since 1995, including Senior Vice President and General Manager, Enterprise Group from October 2014 to November 2015, Senior Vice President and General Manager, HP Servers from September 2013 to October 2014 and Senior Vice President and General Manager, HP Technology Services from August 2011 to September 2013. Mr. Neri has served as a director of Hewlett Packard Enterprise since February 2018. He was a director of H3C Technologies Co., LTD (information technology company), from May 2016 to July 2017. From March 2012 to February 2013, Mr. Neri was a director of Mphasis Limited (cloud technology company).

Skills and Qualifications

Mr. Neri has significant technology and marketing and public relations experience, having held several leadership positions at firms that provide technology solutions to the business and public sectors, including his current position of President and CEO of a large, multinational enterprise information technology company. In addition, Mr. Neri brings CEO and finance experience to the Board gained through his positions with Hewlett Packard Enterprise. Further, Mr. Neri qualifies as an “audit committee financial expert” under the SEC’s rules.

RAMIRO G. PERU Age: 62 Director since: 2004 Independent

Ramiro G. Peru has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr.  Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director of SM Energy Company (oil and gas exploration and production company) and UNS Energy Corporation (electric and gas utility holding company).

Skills and Qualifications

Mr. Peru brings significant finance experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. Further, Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

20	Anthem, Inc. 2018 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Directors Continuing in Office

Terms expiring at the 2019 Annual Meeting of Shareholders

BAHIJA JALLAL Age: 56 Director since: 2018 Independent

Bahija Jallal has been a director of the Company since February 2018. Ms. Jallal has served as Executive Vice President of AstraZeneca PLC (“AstraZeneca”) (pharmaceutical and biopharmaceutical business) and President of MedImmune (biotechnology business), a subsidiary of AstraZeneca, since January 2013. She joined MedImmune in 2006 and held various research and development positions, including Executive Vice President, Research and Development, from 2010 to 2013. She has been President of the Board of the Association for Women in Science since 2016 and a member of the Board of Trustees of Johns Hopkins University since 2014.

Skills and Qualifications

Ms. Jallal brings extensive health care industry experience to the Board gained through her several leadership positions at biopharmaceutical companies that provide new medicines to patients, including her current position of Executive Vice President at a multinational pharmaceutical and biopharmaceutical company. In addition, Ms. Jallal has CEO and finance experience through her position of President at a biologic research and development subsidiary of a large public company.

GEORGE A. SCHAEFER, JR. Age: 72 Director since: 2001 Independent

George A. Schaefer, Jr. has been a director of the Company since 2001 and was a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1995 to 2003. Mr. Schaefer served as Chair of the Board of the Company from May 2013 until December 2015, at which time he was elected to his current role of Lead Director. He served as President and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to 2006, as Chairman of the Board and Chief Executive Officer until 2007, and as Chairman of the Board until 2008. He was also a director of Ashland Global Holdings, Inc. (petroleum and chemical business) from 2003 to January 2018. He is a board member of the University of Cincinnati Healthcare System and the University of Cincinnati Healthcare Foundation.

Skills and Qualifications

As the former President, CEO and Chairman of a large Midwest bank holding company, Mr. Schaefer brings extensive CEO and finance experience to the Board, as well as marketing and public relations and technology experience from his involvement in retail marketing and product development for the financial institution. Also, he has health care industry experience through his service on the boards of several hospital systems and medical schools. Further, Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

Anthem, Inc. 2018 Proxy Statement	21

Proposal No. 1 — Election of Directors (continued)

JOSEPH R. SWEDISH Age: 66 Director since: 2013

Joseph R. Swedish will serve as the Chair of the Board until the annual meeting and has served in that role since December 2015. He has been a director since March 2013 when he was appointed our CEO. Mr. Swedish served as our President and CEO through November 2017. Prior to joining the Company, Mr. Swedish served as President and CEO of Trinity Health Corporation (“Trinity”) (multi-state integrated health care delivery system) from 2004 to 2013. Prior to his service at Trinity, Mr. Swedish was President and CEO of Centura Health (large health care provider) from 1999 to 2004. Mr. Swedish served as a director of Coventry Health Care, Inc. (health insurance company) from 2010 to February 2013. Mr. Swedish has served as a director of CDW Corporation (technology) since August 2015 and International Business Machines Corporation since October 2017. He also serves as a director of America’s Health Insurance Plans (Chairman effective January 2017), Proteus Digital Health, the Board of Visitors of Duke University’s Fuqua School of Business and the Duke Margolis External Advisory Board, and as a member of the Business Council. He served as director of the BCBSA, the National Institute for Health Care Management, and the Central Indiana Corporate Partnership, each through November 2017. He also previously served as chair of the Catholic Health Association and on the board of Loyola University Chicago.

Skills and Qualifications

Mr. Swedish brings significant CEO, health care industry, technology and insurance industry experience to the Board from his chief executive and board positions with several health care and insurance organizations and participation in numerous associations in the health care industry. Mr. Swedish’s positions also provided him with regulatory and government experience due to the highly-regulated nature of these organizations. He has finance experience through his service on the board of directors of a bank and technology experience through his service on the board of a technology company. Mr. Swedish also has environmental, social and governance experience, having served as chair of the Catholic Health Association.

ELIZABETH E. TALLETT Age: 68 Director since: 2013 Independent

Elizabeth E. Tallett has been a director of the Company since October 2013. She was a principal of Hunter Partners, LLC (health care consulting) from 2002 to 2015. Ms. Tallett continues to operate as a consultant to health care companies. Previously, Ms. Tallett was President and Chief Executive Officer of Transcell Technologies, Inc. (specialty pharmaceuticals), President of Centocor Pharmaceuticals (biotechnology), member of the Parke-Davis (pharmaceuticals) Executive Committee and Director of Worldwide Strategic Planning for Warner-Lambert Company (pharmaceuticals). Ms. Tallett has served as a director of Meredith Corporation (magazine publisher) since 2008, Principal Financial Group, Inc. (financial services) since 1992 (as lead director since 2007) and Qiagen, N.V. (biotechnology research equipment manufacturing) since 2011. She previously served as a director of Coventry Health Care, Inc. (health insurance) from 1998 to 2013 (including serving as lead director).

Skills and Qualifications

Ms. Tallett brings significant CEO, finance, health care industry, insurance industry and marketing and public relations experience to the Board from her chief executive, other management and board positions in several health care, insurance and pharmaceutical organizations. These positions also provided her with regulatory and governmental experience due to the highly-regulated nature of these organizations. She also has environmental, social and governance experience, having served as a lead director and as a member of the governance committees of several public companies.

22	Anthem, Inc. 2018 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Terms expiring at the 2020 Annual Meeting of Shareholders

GAIL K. BOUDREAUX Age: 57 Director since: 2017

Gail K. Boudreaux has been a director of the Company since November 2017 when she was appointed our President and Chief Executive Officer. Prior to joining the Company, she served as Chief Executive Officer of GKB Global Health, LLC (health care strategy and business advisory firm) from July 2015 to November 2017. Prior thereto, Ms. Boudreaux was Executive Vice President of UnitedHealth Group Incorporated (diversified health care company) from May 2008 to February 2015, President of United HealthCare (managed health care company), a subsidiary of UnitedHealth Group Incorporated, from May 2008 to January 2011 and Chief Executive Officer of United HealthCare from January 2011 to November 2014. Before joining United HealthCare, she worked at Health Care Services Corporation (“HCSC”) (health insurance company) as Executive Vice President of External Operations from December 2005 to April 2008 and as President of Blue Cross Blue Shield of Illinois from 2002 to May 2005. Before joining HCSC, Ms. Boudreaux held various positions at Aetna Inc. (managed health care company), including Senior Vice President, Group Insurance. Ms. Boudreaux has served as a director of Zimmer Biomet Holdings, Inc. (medical device company) since 2012. She also serves as a director of the BCBSA, the National Institute for Health Care Management, Health Services Foundation, Dartmouth College Board of Trustees, and the Central Indiana Corporate Partnership, and as a member of the Business Roundtable. She previously served as a director of Xcel Energy, Inc. (utility holding company) from May 2012 to December 2017, Novavax, Inc. (biotechnology company) from June 2015 to November 2017 and Genzyme Corporation (biotechnology company) from 2004 to 2011.

Skills and Qualifications

Ms. Boudreaux brings significant CEO, health care industry, insurance, finance and information technology experience to the Board from her chief executive and other executive positions with several health care and insurance organizations and participation in numerous associations in the health care industry. Ms. Boudreaux’s positions also provided her with regulatory and government experience due to the highly-regulated nature of these organizations. She also gained financial and information technology experience through her service as a director and as a member of the audit committee and technology operations committee of several public companies including a medical device company and a biotechnology company.

Anthem, Inc. 2018 Proxy Statement	23

Proposal No. 1 — Election of Directors (continued)

R. KERRY CLARK Age: 65 Director since: 2014 Independent

R. Kerry Clark has been a director of the Company since May 2014. Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (health care products and services), until his retirement in 2009. Mr. Clark joined Cardinal Health (“Cardinal Health”) in 2006 as President and Chief Executive Officer and became Chairman in 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company (consumer products), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board, President Global Family Health. He is a director of Avnet, Inc. (industrial distributors of electronic components, enterprise computer and storage products), General Mills, Inc. (consumer food products) and Textron, Inc. (aircraft, defense, and industrial products). He is also a director of Hauser Private Equity LLC (investment firm) and The Christ Hospital in Cincinnati, Ohio (hospital).

Skills and Qualifications

Mr. Clark brings to the Board extensive CEO, health care industry, marketing and public relations, and finance experience through his positions as Chairman and CEO of a major health care services organization, and as a senior executive at an international consumer products company, where he served in several positions involving marketing, advertising and product development of health care and other consumer products. Also, he has health care experience through his service on a hospital’s board of directors. Mr. Clark qualifies as an “audit committee financial expert” under the SEC’s rules.

ROBERT L. DIXON, JR Age: 62 Director since: 2011 Independent

Robert L. Dixon, Jr. has been a director of the Company since July 2011. Mr. Dixon also has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. (“PepsiCo”) (food and beverages) from 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company (consumer household products) since 1977, including Vice President of Global Business Services from 2005 until 2007. He is a director of Build-A-Bear Workshop, Inc. (specialty retailer) since February 2018. At the Georgia Institute of Technology, Mr. Dixon serves on the Engineering Advisory Board, the President’s Advisory Board, and the Foundation. He previously served on the CIO Advisory Board for International Business Machines Corporation.

Skills and Qualifications

Mr. Dixon has extensive technology experience through his position as Global Chief Information Officer of a large public company and his service on the CIO advisory board for another large public company. He also has significant marketing experiences through his senior positions at two large public companies, both of which have global retail consumer product focus.

24	Anthem, Inc. 2018 Proxy Statement

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Appointment

The firm of Ernst & Young LLP (“EY”) served as our independent registered public accounting firm for the year ended December 31, 2017. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s external auditor, and has reviewed the quality of the services and the sufficiency of the resources provided by EY during their tenure as our independent registered public accounting firm.

In evaluating the performance and considering the engagement of the Company’s external auditor, including whether to rotate audit firms, the Audit Committee considers various factors, including the auditor’s capability and expertise in handling the scope and complexity of the audit of our business operations, auditor independence and the appropriateness of fees, together with EY’s tenure as the Company’s auditor, the current level of service and quality provided by EY and the potential impact of changing auditors. Based on these factors, the Audit Committee believes that the continuance of EY as our independent registered public accounting firm is in the best interests of the Company and the shareholders. As a result, the Audit Committee has selected EY to continue in that capacity for 2018 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. EY has served as our independent registered public accounting firm since our initial public offering in 2001. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm.

A representative of EY is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The ratification of the appointment of our independent registered public accounting firm will be determined by the vote of a majority of the votes cast on the proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for ratification of the appointment.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

Anthem, Inc. 2018 Proxy Statement	25

Audit Committee Matters

Independent Registered Public Accounting Firm’s Fees

The Audit Committee oversees the negotiation of fees associated with our retention of EY. The following table presents fees billed for all professional services provided by EY for the audit of our consolidated financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by EY during those periods.

	Fiscal Year
Fee Category	2017	2016
Audit fees(1)	$12,033,000	$12,338,000
Audit-related fees(2)	1,606,000	1,803,000
Tax fees(3)	327,000	315,000
All other fees(4)	17,000	20,000
Total:	$13,983,000	$14,476,000

(1)

Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of the quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)	Audit-related fees consisted principally of fees for review of service organization controls, regulatory examinations, employee benefit plan audits, due diligence and other audit-related services.
(3)	Tax fees consisted principally of fees for tax compliance and tax advice.
(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by EY and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm. Additionally, as part of the Audit Committee’s overall review of EY, it is directly involved in the selection of the auditor’s lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chair of the Audit Committee for engagements of up to $500,000. The Chair reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chair by the President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by EY were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting

26	Anthem, Inc. 2018 Proxy Statement

Audit Committee Matters (continued)

principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2017 as filed with the SEC.

Audit Committee

Ramiro G. Peru, Chair
R. Kerry Clark
Julie A. Hill
Antonio F. Neri
George A. Schaefer, Jr.

Anthem, Inc. 2018 Proxy Statement	27

Executive Officers of the Company

Executive Officers

The following is biographical information and ages for our executive officers and Chief Accounting Officer as of April 1, 2018:

Name and Position	Age
Gail K. Boudreaux President and Chief Executive Officer	57	See the biographical information under “Directors Continuing in Office — Terms Expiring at the 2020 Annual Meeting of Shareholders” on page 23.
Joseph R. Swedish Executive Chair	66	See the biographical information under “Directors Continuing in Office — Terms Expiring at the 2019 Annual Meeting of Shareholders” on page 22.
John E. Gallina EVP and Chief Financial Officer	58

Mr. Gallina has served as our Executive Vice President and Chief Financial Officer since June 2016. Mr. Gallina joined Anthem in 1994 and has held a variety of leadership roles across the organization. Prior to his current role, Mr. Gallina served as Anthem’s Chief Financial Officer for the Commercial and Specialty Business Division from December 2015 to June 2016, and as Senior Vice President and Chief Accounting Officer from December 2013 to December 2015. Other leadership positions held during his tenure include Senior Vice President, Chief Accounting Officer and Chief Risk Officer from May 2011 to December 2013, while also holding the title of Controller from May 2011 to August 2013. Before joining the Company, Mr. Gallina spent 12 years with Coopers & Lybrand in various positions, including as an Audit Senior Manager.

Brian T. Griffin EVP and Chief Executive Officer of IngenioRx	59

Mr. Griffin has served as our Executive Vice President and Chief Executive Officer of IngenioRx, our pharmacy benefits manager, since March 2018.  From September 2015 until March 2018, Mr. Griffin served as our Executive Vice President and President of Commercial and Specialty Business Division. From January 2013 until September 2015, Mr. Griffin served as President and Chief Executive Officer of our Empire health plans based in New York. Before joining us, Mr. Griffin served from 1987 until August 2012 in positions of increasing responsibility with Medco Health Solutions, Inc., including as President, International and Subsidiaries of Express Scripts Holding Company, Inc. from April 2012 to August 2012, Chief Executive Officer of Medco International B.V. from October 2011 to April 2012 and Chief Executive Officer of Medco Celesio, B.V. from December 2010 to October 2011.

Peter D. Haytaian EVP and President of Commercial and Specialty Business Division	48

Mr. Haytaian has served as our Executive Vice President and President of the Commercial and Specialty Business Division since March 2018. From June 2014 until March 2018, Mr. Haytaian served as our Executive Vice President and President of the Government Business Division. Mr. Haytaian joined the Company in December 2012 with our acquisition of Amerigroup Corporation (“Amerigroup”) and served as President of our Medicaid business from August 2013 until June 2014. From 2005 to 2013, Mr. Haytaian held several leadership positions with Amerigroup, including serving as Chief Executive Officer of the North Region for Amerigroup’s Medicaid business from December 2012 until August 2013. Mr. Haytaian has extensive experience leading Medicare and Medicaid programs with Amerigroup and, prior thereto, with Oxford Health Plans, Inc. (health insurance).

Gloria M. McCarthy EVP, Chief Administrative and Transformation Officer	65

Ms. McCarthy has served as our Executive Vice President and Chief Administrative Officer since 2013 and Chief Transformation Officer since March 2017 and served as our Chief of Staff from August 2016 to December 2017. In addition, Ms. McCarthy assumed oversight for our Medicaid business effective March 2018. She was Executive Vice President of Enterprise Execution and Efficiency from 2012 to 2013. Prior to that appointment, she served as Executive Vice President, Office of the CEO from February 2012 to October 2012, as Senior Vice President for Operational Excellence from 2008 to February 2012, as Senior Vice President of Service Operations from 2006 to 2008 and as Senior Vice President and Chief Operating Officer of our East Region from 2005 to 2006. Prior to our acquisition of WellChoice, Inc. (“WellChoice”) in 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.

28	Anthem, Inc. 2018 Proxy Statement

Executive Officers of the Company (continued)

Name and Position	Age
Craig E. Samitt, M.D. EVP, Chief Clinical Officer and President of Diversified Business Group	53

Dr. Samitt has served as our Executive Vice President and Chief Clinical Officer since September 2015, and effective March 2018, Dr. Samitt also serves as President of the Diversified Business Group. Prior to joining us, Dr. Samitt was a Partner and Global Practice Leader, Health & Life Sciences, for the Oliver Wyman Consulting firm from January 2015 to September 2015; the Executive Vice President and then President and CEO, HealthCare Partners, for Davita Healthcare Partners from 2013 to 2014; and President and CEO of Dean Health Systems, Inc. from 2006 to 2013. Dr. Samitt has been a member of the Board of Directors of the National Committee for Quality Assurance since February 2016.

Jacquelyn H. Wolf EVP and Chief Human Resources Officer	56

Ms. Wolf has served as Executive Vice President and Chief Human Resources Officer since August 2017. From 2012 until February 2017, Ms. Wolf was Senior Vice President and Chief Human Resources Officer at LyondellBasell Industries (chemical company). Prior to joining LyondellBasell Industries in 2012, Ms. Wolf was Senior Vice President, Chief Human Resources Officer at Celanese Corporation (technology and specialty materials) from 2009 until 2012.  Ms. Wolf is a member of the Society for Human Resource Management and the HR Policy Association.

Thomas C. Zielinski EVP and General Counsel	67

Mr. Zielinski has served as our Executive Vice President and General Counsel since June 2014, and as Interim General Counsel from February 2014 to June 2014. In addition, Mr. Zielinski assumed oversight for our Medicare and Federal Government Solutions businesses effective March 2018. Prior to joining us, Mr. Zielinski was a partner in the law firm of Morgan Lewis & Bockius, LLP since 2013. He served as Executive Vice President and General Counsel of Coventry Health Care, Inc. (health insurance) from 2007 to 2013 and as Senior Vice President and General Counsel from 2001 to 2007. Prior to joining Coventry, Mr. Zielinski spent 19 years at the law firm of Cozen & O’Connor, P.C.

Ronald W. Penczek SVP and Chief Accounting Officer	53

Mr. Penczek has served as our Senior Vice President and Controller since November 2015 and as our Chief Accounting Officer since December 2015. He served as our Vice President and Controller from August 2013 to November 2015. Prior to that appointment, Mr. Penczek served as Vice President and Assistant Controller from January 2008 to August 2013 and in various other roles in our finance department from February 2006 until January 2008. Before joining us, Mr. Penczek was a Staff Vice President with CNA Insurance from 2000 to 2005 and had various positions with PricewaterhouseCoopers LLP from 1992 to 2000, including as a Manager.

Anthem, Inc. 2018 Proxy Statement	29

Proposal No. 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs (“Say-on-Pay”) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. At our annual meetings of shareholders held in May 2015, May 2016 and May 2017, approximately 97%, 97%, and 94%, respectively, of the votes cast for or against the Say-on-Pay proposal at those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach for 2017 as a result of the vote.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business, our members and our shareholders. Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our shareholder approved Incentive Plan. In 2017, fixed compensation (salary and benefits) made up a small percentage of target total compensation for our executives, with 9% for Mr. Swedish and an average of approximately 18% for the other NEOs. The majority of the CEO’s and other NEOs’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains financial and strategic goals, and the value of equity based awards will depend on our long-term stock price performance. Please read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 31 for additional details about our executive compensation program, including information about the fiscal year 2017 compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval or disapproval of the Say-on-Pay proposal will be determined by the vote of a majority of the votes cast on such proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of the Say-on-Pay proposal.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 3, the advisory vote to approve the compensation of our Named Executive Officers.

30	Anthem, Inc. 2018 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Notable highlights for 2017 include strong financial and operational performance, as evidenced by the following performance highlights in 2017, and a CEO succession in November 2017 as discussed more fully below.

*Please refer to the GAAP Reconciliation table on page B-1 for information on Adjusted Net Income and Adjusted Net Income Per Diluted Share (“Adjusted EPS”).

Other highlights include:

•	Operating cash flow was approximately $4.2 billion, or 1.1 times net income, for 2017, as compared to approximately $3.2 billion for 2016.
•

Our closing stock price increased by 56.5% from $143.77 on December 30, 2016 to $225.01 on December 29, 2017, the last trading day of 2017. Additionally, the Company paid cash dividends totaling $2.70 per share in 2017.

•	Medical membership grew to over 40 million members.
•	Our strong performance is reflected in the compensation that our Named Executive Officers earned for 2017.

Pay and Performance Outcomes and Alignment for 2017

•

Based on our performance against predefined goals, the Annual Incentive Plan paid out at 152.6% of target for all named executive officers (“NEOs”), other than Ms. McCarthy, which is reflective of our strong performance against our Adjusted EPS (80% weighting), Consumer Centricity (10%), Provider Collaboration (5%), and Quality of Care (5%) objectives. Ms. McCarthy received a payout of 175.0% of target reflecting a discretionary upward adjustment by the Compensation Committee in recognition of her personal contribution and performance in 2017.

Anthem, Inc. 2018 Proxy Statement	31

Executive Compensation (continued)

•

Based on our performance against predefined goals, the 2015 – 2017 Performance Stock Unit (“PSU”) cycle (our first fully completed three-year PSU cycle) paid out at 159.7% of target for all NEOs, which is reflective of our strong performance against three-year cumulative Adjusted EPS (75% weighting) and three-year cumulative operating revenue (25% weighting) measures.

CEO Transition Details

•	On November 20, 2017, Gail Boudreaux was appointed Anthem’s President and Chief Executive Officer and was appointed to the Board.
•

Ms. Boudreaux has a base salary of $1,400,000, a target annual incentive of 175% of base beginning in 2018, and aggregate target long-term incentive awards valued at $10,250,000 for 2018 to be granted in the form consistent with all NEOs, which remains primarily performance-based (50% PSUs, 25% Stock Options, and 25% restricted stock units (“RSUs”)).

•

In connection with her appointment, Ms. Boudreaux also received a sign-on PSU grant with a target value of approximately $2,000,000 that vests based on the level of achievement of our performance from 2017 through 2019 in accordance with the terms of the PSUs granted to our executives in 2017.  This at-risk award provided an initial inducement while immediately aligning Ms. Boudreaux’s performance-incentives with that of our broader leadership team.

•

After Ms. Boudreaux’s appointment, Mr. Swedish continued to serve as our Executive Chair of the Board and will serve in such role until the annual meeting.  More detail on the CEO succession and the compensation to be paid to Ms. Boudreaux and Mr. Swedish is discussed below under “Elements of Total Rewards – Employment Agreement with Ms. Boudreaux” and “– Transition Agreement with Mr. Swedish.”

This Compensation Discussion & Analysis (“CD&A”) highlights our company’s executive compensation philosophy and strategy, provides details around the structure of the pay program, and provides an overview of the specific pay actions and outcomes that occurred during the 2017 performance year.

Executive Compensation Philosophy and Program Objectives

Our compensation program, which we refer to as our Total Rewards program, is designed to attract, engage, motivate and retain a talented team of executives and to appropriately reward those executives for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members.

In order to achieve these objectives, we structure our compensation program in a manner that emphasizes the long-term performance of the Company by focusing on our purpose, vision and strategies, while delivering compensation that is commensurate with Company performance and the individual performance of our executives within the context of the external market.

The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executives, including the persons identified in the Summary Compensation Table as NEOs, and determines their compensation.

Further, these objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and equitable treatment. To achieve these objectives, the Total Rewards program is designed to reward our associates when they create long-term value for our shareholders through sustained growth in our stock price and meeting or exceeding our annual financial plan, and to achieve our purpose, vision and strategies while operating within our values and behaviors.

32	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Historical Say-on-Pay Results and Shareholder Feedback

Over the past five years, between 94% and 97% of our shareholders voted in favor of the advisory vote on the compensation of our NEOs, commonly referred to as the “Say-on-Pay” vote. As part of our shareholder outreach process, we regularly speak with investors and invite comments on our pay programs. The Committee considers comments and input provided by shareholders when determining the compensation of our NEOs.

In September 2016 the Committee reviewed a presentation from our independent compensation consultant on our Total Rewards program, shareholder Say-on-Pay voting results, and trends in executive compensation.  The Committee determined that our Total Rewards program is fundamentally sound, supports the needs of our business, is aligned with the trends in the market and, as demonstrated by our Say-on-Pay voting results, is strongly supported by our shareholders. As a result, at its December 2016 meeting, the Committee decided to retain our 2016 executive compensation philosophy, components, component mix, competitive positioning targets and many of our 2016 performance metrics for 2017 compensation. The shareholder vote in 2017 approving our 2016 compensation by a significant amount was further support for our decision not to make significant changes to executive compensation for 2017.

When determining how often to hold a Say-on-Pay vote, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting.  Accordingly, the Board determined that we will hold annual Say-on-Pay votes until the next say-on-pay frequency vote, which will be held at our 2023 annual meeting.

Pay-for-Performance Philosophy and Pay Mix

To align NEO interests and rewards with the long-term interests of our shareholders and to drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under the shareholder approved incentive compensation plan (our “Incentive Plan”).

Over 90% of Mr. Swedish’s 2017 target compensation and over 80% of the other NEOs’ 2017 target compensation was delivered through performance-based programs. These performance-based programs are tied to our business results and stock performance.

Anthem, Inc. 2018 Proxy Statement	33

Executive Compensation (continued)

Primary Compensation Elements

The following chart shows the primary compensation elements for our NEOs. Additional detail on these compensation elements can be found in “Elements of Total Rewards” in this CD&A.

Total Pay
Base Salary
Annual Incentive
80%
Adjusted EPS
Annual Financial Performance
20%
3 Enterprise Performance Indicators
Annual Strategic Performance
Consumer Centricity
Provider Collaboration
Quality of Care
Long-Term Incentive
25%
Stock Options
Stock Price Appreciation
3-year ratable vesting on a semi-annual basis: 10-year term
25%
Restricted Stock Units
Stock Price
3-year ratable vesting on anniversary date of grant
50%
Performance Stock Units
75%: 3-Year Cumulative Adjusted Net Income
25%: 3-Year Cumulative Operating Revenue
3-year cumulative performance and vesting period

Impact of Business Results, Stock Price and Shareholder Returns on Executive Compensation

As indicated in the chart above, the compensation value received by our executives is highly dependent on share price performance and relies on meeting predetermined financial and operational goals approved by the Committee. Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable compensation has fluctuated over the years and was paid below target in 2015 and above target in 2017, 2016, 2014 and 2013.

Our long-term compensation, comprised of PSUs, stock options and time-based RSUs, represented 74% and an average of 64% of the 2017 target compensation for Mr. Swedish and other NEOs, respectively. PSUs and RSUs more closely replicate shareholder return, as they gain or lose value as our stock price changes, and earn dividend-equivalents equal to the cash dividend per share amount, which are paid to participants without interest upon vesting and to the extent underlying shares are earned. Stock options gain value when our stock price rises over the grant price.

34	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Elements of Total Rewards

Overview

Our 2017 Total Rewards program for our business leaders, including the NEOs, is comprised of the following financial elements:

•	base salary;
•	annual performance-based incentive awards under the AIP;
•	equity awards in the form of PSUs, time-based RSUs and stock options under the Incentive Plan;
•	broad-based employee benefits; and
•	executive benefits and perquisites.

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the executive merit salary increase budget, broad-based AIP design, measures and scales, equity awards plan, executive perquisites and executive stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

The Committee reviews the business and individual performance of each executive officer and sets:

•	the AIP award payouts for the prior year pursuant to the formulas previously established;
•	prospective base salary adjustments;
•	prospective adjustments to target AIP award percentages of base salary; and
•	the size and type of equity awards granted to each executive officer.

Independent directors engage in a formal review process annually to evaluate the CEO’s individual performance on numerous factors, including: leadership, strategic planning, getting results, external and internal relations and interaction with the Board. Directors are invited to speak directly with the Lead Director and the Chair of the Compensation Committee to provide individual feedback, and executive sessions are held at Board meetings throughout the year in which performance input from Board members is sought. The Committee’s 2017 compensation decisions were based on its evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2016 and 2017 achievements, all of which reflect the NEOs’ individual performance. Such determinations are based on the Committee’s assessments after consideration of management recommendations, market-based compensation information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how the NEO’s performance contributed to our performance and achievements, as well as other leadership accomplishments.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the NEOs fits with our compensation objectives as described above. Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward performance stock units than restricted stock units or stock options. Each NEO’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

Anthem, Inc. 2018 Proxy Statement	35

Executive Compensation (continued)

Primary Components of 2017 Target Compensation
(Data for the CEO is for Mr. Swedish for 2017

Data for “Other NEOs” is an Average for Other NEOs)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

When setting compensation for 2017, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

In February 2017, the Committee reviewed comprehensive tally sheets for each NEO (other than Ms. Boudreaux, who became an NEO later in the year), covering up to five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2017 or any modifications to our compensation program on them. In 2017, the Committee did not take into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our NEOs. The Committee grants merit-based salary increases to our NEOs based on the Committee’s assessment of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities.

In March 2017, the Committee approved merit-based salary increases for the NEOs of approximately 3% to better align their base salaries with competitive market data. The Committee increased salaries for Mr. Swedish by $50,000, for Messrs. Gallina, Griffin and Haytaian by $22,500 and for Ms. McCarthy by $21,000. In addition Ms. McCarthy received a salary increase of approximately 7%, or $51,500, in recognition of a promotion to EVP and Chief Administrative and Transformation Officer effective March 2017.  Upon her appointment in November 2017, Ms. Boudreaux began receiving an annual base salary of $1,400,000.

36	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

AIP

The AIP is designed to motivate and reward the successful completion of our annual performance goals. AIP awards are earned to the extent we meet or exceed annual financial targets and business unit and individual performance goals.

Each NEO is eligible for a target award, denominated as a percentage of base salary paid during the year. NEOs may earn from 0% of the target award under the AIP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers competitive data in the comparator group studies (as described under “Determination of Compensation” beginning on page 45), individual performance evaluations and internal equity factors.  After consideration of the factors described above, the Committee decided in March 2017 to retain the target AIP percentages from 2016 for all NEOs (with the exception of Ms. Boudreaux).

The following chart reflects the 2017 year-end salary, target AIP percentage and dollar amounts, and total target cash for the NEOs approved by the Committee. Ms. Boudreaux is not eligible to participate in the AIP in 2017. Ms. Boudreaux’s annual base salary is $1,400,000, and beginning in 2018 she will be eligible for a target AIP opportunity equal to 175% of her base salary for a total target cash opportunity of $3,850,000.  See the Summary Compensation Table for actual amounts earned by the NEOs in 2017.

	Year-End	Target	Target	Total Target
Name	Salary	AIP (%)	AIP ($)	Cash ($)
John E. Gallina	$772,500	100%	$772,500	$1,545,000
Brian T. Griffin	$772,500	100%	$772,500	$1,545,000
Peter D. Haytaian	$772,500	100%	$772,500	$1,545,000
Gloria M. McCarthy	$772,500	100%	$772,500	$1,545,000
Joseph R. Swedish	$1,550,000	175%	$2,712,500	$4,262,500

2017 AIP Awards

For 2017, the AIP for NEOs was funded and allocated based on performance against Adjusted EPS (80% of the total weighting), Consumer Centricity (10% of the total weighting), Provider Collaboration (5% of the total weighting), and Quality of Care (5% of the total weighting). The Committee believes these metrics strengthen our focus on financial results and align with our business strategy in 2017.

Each performance measure has specific quantifiable objectives that the Committee considers and approves. The total potential payment under the AIP ranges from 0% to 200% of target, with individual components weighted as set forth in the chart below. Additional discussion of the performance measures follows the chart below.

The Committee has the discretion to adjust AIP awards for individual performance or to reduce AIP awards when it determines that such adjustments or reductions would be appropriate based on the Company’s interests and the interests of our shareholders.  The Committee retains the ability to utilize negative discretion to reduce payouts when appropriate and in 2017 reduced payouts by approximately 12.1 percentage points after considering our relative performance to our peers for each NEO with the exception of Ms. McCarthy. In recognition of her 2017 personal contributions and performance, the Committee utilized positive discretion to increase Ms. McCarthy’s payout by approximately 10.3 percentage points for a total payout of 175.0%.

Anthem, Inc. 2018 Proxy Statement	37

Executive Compensation (continued)

	Payout Range			Performance		Total
Performance Measure	Threshold	Target	Maximum	Target	Actual	Payout
Adjusted EPS(1)	0%	80%	160%	$11.50	$12.04	136.4%
Consumer Centricity
Net Promoter Score (absolute and relative performance)	0%	10%	20%	Statistically meaningful improvement over 2016 performance	At Target	10.0%
Provider Collaboration
Measures value-based provider payment arrangements	0%	5%	10%	47.8%	49%	8.3%
Quality of Care
Performance in our Medicare, Medicaid, and Commercial segments	0%	5%	10%	Statistically meaningful improvement over 2016 performance	Exceeded Target	10.0%
Calculated Results						164.7%
Negative Discretion for all NEOs other than Ms. McCarthy						-12.1%
Total Award for each NEO other than Ms. McCarthy	0%	100%	200%			152.6%

Calculated Results						164.7%
Positive Discretion for Ms. McCarthy						10.3%
Total Award for Ms. McCarthy	0%	100%	200%			175.0%

(1)	See page B-1 for the GAAP reconciliation table and information on Adjusted EPS.

2017 AIP Metric Rationale

Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

Consumer Centricity is a focus on the consumer. We want to deliver a consumer experience that is caring, simple, intuitive and gives consumers confidence in their health care benefits and us. One way we measure this commitment is the Net Promoter Score (“NPS”) which is an index ranging from -100 to 100 that measures the willingness of customers to recommend a company to others. It is used as a proxy for gauging the customer’s overall satisfaction with a company’s product or service, the customer’s loyalty to the brand and the customer’s economic behavior. We measure NPS both at the Company, and as compared to our peers. The NPS relative to peer companies is the difference between our NPS and the NPS average of Aetna Inc., Cigna Corporation, Humana Inc., and UnitedHealth Group Incorporated.

Provider Collaboration is a focus on our relationship with providers to promote value, quality and accountability in the health care system. Our provider solutions goals are to create more consistency and less duplication in our administrative processes and policies, streamline our service models, and improve relationship management with providers to resolve questions and issues timely and clearly. The primary measure of our efforts under this pillar is the percentage of health care dollars paid out under value-based provider payment arrangements.

Quality of Care is a focus on our clinical quality activities which drive improved member outcomes and lower cost. The Center for Medicare and Medicaid Services (CMS) and many of our state customers utilize quality and related scores, such as Medicare STARs ratings, to determine the quality-related component of our revenue as well as preferential assignment of members. The measures in this metric reflect the percentage of our Medicare and Commercial Affordable Care Act members in 4 STAR programs and the percentage of Medicaid quality incentives we captured.

38	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

The amounts paid to our NEOs for 2017 performance were approved by the Committee on March 1, 2018 and are set forth in the Summary Compensation Table on page 51 and in the chart below. The Compensation Committee exercised its discretion to adjust payouts downward by 12.1 percentage points to 152.6% for all NEOs other than Ms. McCarthy, based on our relative performance to our peers. The Compensation Committee exercised its discretion to adjust the payout upward by 10.3 percentage points for Ms. McCarthy to 175.0% to recognize her 2017 personal contributions and performance.

	2017 Salary	Target	2017 Target	Actual AIP	Actual
Name	Received	AIP (%)	AIP Award ($)	(% of target)	AIP ($)
John E. Gallina	$768,173	100%	$768,173	152.6%	$1,172,232
Brian T. Griffin	$768,169	100%	$768,169	152.6%	$1,172,226
Peter D. Haytaian	$768,170	100%	$768,170	152.6%	$1,172,227
Gloria M. McCarthy	$758,557	100%	$758,557	175.0%	$1,327,476
Joseph R. Swedish	$1,540,385	175%	$2,695,673	152.6%	$4,113,597

AIP is earned based on salary paid during the year. Since merit-based increases (and the promotional increase for Ms. McCarthy) occurred in March 2017, actual salary paid in 2017 does not equal year-end salary.  AIP awards earned by NEOs as a percent of target from 2013 to 2017 have ranged from 86% to 176%, with an average payout of 128% over this same period.

Equity Awards

The Committee granted regular time-based RSUs and stock option awards to the NEOs (other than Ms. Boudreaux) to coincide with the Committee’s Total Rewards review of our NEOs’ compensation. The date of the Committee meeting is set in advance and is the first business day of March every year. As explained below, while the value of the awards were determined as of March 1, 2017, PSU awards were not granted to such NEOs until August 1, 2017 after our business optimization goals were reviewed and approved. All of these awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders. In addition, Ms. McCarthy received an equity award granted on April 3, 2017 in connection with her promotion to EVP and Chief Administrative and Transformation Officer.

Tar
Name	Value of Target LTIP Award Approved On March 1, 2017	Promotion LTIP Grant On April 3, 2017	Total Target LTIP Granted for 2017 ($)
John E. Gallina	$3,250,000		$3,250,000
Brian T. Griffin	$3,250,000		$3,250,000
Peter D. Haytaian	$3,250,000		$3,250,000
Gloria M. McCarthy	$2,500,000	$ 750,000	$3,250,000
Joseph R. Swedish	$11,875,000		$11,875,000

For 2017, the Committee retained the equity award structure mix for our executives, including our NEOs. One half of the total award continues to be structured as PSUs, and one-quarter of the total awards are delivered in stock options and in RSUs. The weightings in the chart below are based on the value targeted by the

Anthem, Inc. 2018 Proxy Statement	39

Executive Compensation (continued)

Committee, which differs from the grant date fair value calculated in accordance with ASC Topic 718 (as explained in the performance stock unit section below).

2017 Time-Based RSU Vesting Schedule and Dividend Equivalents

The RSUs granted are subject to time-based vesting. The RSUs vest in three equal annual installments, beginning on the first anniversary of the grant date.

Restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed with the underlying shares to the participants upon vesting, and are cancelled if the underlying units do not vest.

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the 2017 Anthem Incentive Plan was amended to require a minimum vesting schedule of one (1) year for restricted stock awards granted on or after January 1, 2018.

2017 Stock Options

The stock option exercise price is the closing price of our common stock on the NYSE on each grant date. Stock options gain value when our stock price rises over the exercise price. The term of all stock options granted during 2017 was ten years, with vesting in six equal semi-annual installments over the first three years. In 2015, we extended the stock option term from seven years to ten years to conform to common competitive practices.

The purpose of providing vesting every six months is to stagger inducements for remaining with the Company over the course of any year. More specifically, incumbents must be employed on March 1st and September 1st of each year for their stock option grants to vest.

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the 2017 Anthem Incentive Plan was amended to require a minimum vesting schedule of six (6) months for options granted on or after January 1, 2018.

2017 Performance Stock Units (“PSU”) — Measures, Vesting Schedule and Dividend Equivalents

In recent years, we have granted PSUs that provide an opportunity to earn from 0% to 200% of target based on pre-defined three-year cumulative operating revenue, defined as the total of premiums, administrative fees and other revenue (“Operating Revenue”) and Adjusted EPS targets. The threshold, target, and maximum goals in the program have been anchored on the Company’s long-term strategic plan.

40	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Historical Pay and Performance Schedule (see next section on actual results for the 2015-2017 PSU Cycle):

Performance Measure	Weighting	Threshold	Target	Maximum
Three-year Cumulative Operating Revenue	25%	0%	100%	200%
Three-year Cumulative Adjusted EPS	75%	0%	100%	200%

In 2017 we embarked on a multi-year business optimization initiative designed to create meaningful new revenue opportunities, increase membership revenue through more competitive products, streamline customer service, improve the customer experience, substantially modernize our systems, and achieve cost efficiency.

We have identified multiple work streams as part of the process to optimize performance, and while a number of employees have been dedicated to these work streams full-time, many will continue to have day-to-day responsibilities in addition to the effort required to produce optimal results. Importantly, the NEOs are responsible for leading the organization and ensuring a successful result by spending substantial time on this intensive initiative and increasing accountability beyond the long-term planning and execution of near term objectives.

The Committee sought to recognize the NEOs’ efforts, and tie this recognition to the success of this business optimization initiative through adjustments to the 2017 and 2018 PSU cycles that together will span a four year period (2017 through end of 2020). The nature and mechanics of the 2017 PSU grants are largely consistent with PSU grants awarded since 2015, but the Committee increased the risk and reward profile this year to align with the results across the multi-year business optimization period.  More specifically, the Committee lowered the payout for meeting business-as-usual results but provided an increased upside opportunity to 400% of target for meeting significant and meaningful business optimization goals.

The Committee believes this approach is reasonable given that the business optimization efforts aim to deliver accretive and incremental revenues, grow the core business through stronger customer satisfaction and improved retention rates, and create a more productive organization to drive sustained profits.  In aggregate, we believe that achieving these outcomes can change the growth and profit profile for the Company and create substantial shareholder value.  The 2017 PSU grant will track and measure performance against these goals through the end of 2019.

The Committee initially reviewed business-as-usual threshold, target, and maximum goals in March 2017. Consistent with the approach to increase the risk and reward profile, the Committee then reduced (i) the payout opportunity to 75% of target for achieving target performance against the business-as-usual goals and (ii) the maximum payout opportunity to 150% of target for achieving maximum performance. The rationale for this adjustment was to create balance between the expected business-as-usual performance and the increased upside. More clearly, this adjustment will result in lower payouts for the NEOs if we do not meet any business optimization goals but meet our business-as-usual goals.

Payout and Performance Schedule for 2017 PSUs (2017 to 2019 Performance):
Performance Measures	Weighting	Threshold	Target	Maximum
Three-year Cumulative Operating Revenue	25%	0%	75%	150%
Three-year Cumulative Adjusted Net Income	75%	0%	75%	150%

Anthem, Inc. 2018 Proxy Statement	41

Executive Compensation (continued)

Next, the Committee established an Adjusted Net Income performance gate before any incremental upside opportunity is available. If we do not deliver maximum performance on the business-as-usual Adjusted Net Income goals, then no incremental upside opportunity will be earned. Only if we generate incremental performance above maximum Adjusted Net Income goals will business optimization payout opportunity become possible:

Upside Opportunity for Optimal Performance (only if Adjusted Net Income maximum goals are met):
Performance Measure	Weighting	No Business Optimization	Significant Business Optimization
Three-year Cumulative Adjusted Net Income	100%	+0%	+250%

The Committee reviewed several factors when assessing the performance requirement for the additional +250% upside opportunity, including, but not limited to: (1) the relative earnings growth run rate compared to the historical and forward looking expectations of top quartile performance against the S&P100 and our EBIT peer group, (2) the potential share price and value creation for shareholders with the underlying incremental earnings with the potential for an expanding multiple, and (3) improvements in the overall cost of care and customer experience.  The Committee retains discretion to adjust payouts downward if core strategic business measures, including overall cost of care and customer experience, are not met.

The Committee granted the 2017 PSU awards on August 1, 2017 when the business optimization goals were reviewed and approved. These goals were not known on March 1, 2017; therefore, the grant was not made until August 1, 2017, but the value of the award was determined as of March 1, 2017. Ms. Boudreaux received a sign-on award of PSUs with the same performance conditions as the other NEOs.  The target grant date fair value of this award was approximately $2,000,000.

	Value of	Target Number of	Value of Target
	Target PSU	Shares Determined	Shares on Grant
	Award Approved	By March 1, 2017 Price	Date of August 1, 2017
Name	March 1, 2017	($166.97)	($186.67)
John E. Gallina	$1,625,000	9,732	$1,816,672
Brian T. Griffin	$1,625,000	9,732	$1,816,672
Peter D. Haytaian	$1,625,000	9,732	$1,816,672
Gloria M. McCarthy	$1,625,000	9,732	$1,816,672
Joseph R. Swedish	$5,937,500	35,560	$6,637,985

To formalize past practice in relation to equity award vesting, effective January 1, 2018, the 2017 Anthem Incentive Plan was amended to require a minimum vesting schedule of one (1) year for PSU awards granted on or after January 1, 2018.

In late 2017 after we granted the PSUs with additional upside opportunity, Congress approved the Tax Cuts and Jobs Act that reduced the corporate tax rate and changed other items impacting the financial outlook for the Company going forward.  The Committee will assess performance for these PSUs on a post-tax reform basis -- in essence maintaining the same underlying growth rates and likelihood of achievement while ensuring that there is no additional windfall from the expected increase in earnings simply from the change in law (i.e., the resulting Adjusted Net Income goals and any incremental business optimization performance will be measured against higher targets than initially reviewed by the Committee).

42	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Payout of the 2015-2017 PSU Cycle

Prior to 2015, our performance stock unit awards were based on one year’s performance and paid over three years. In 2015, the Committee changed the performance stock unit awards to be based on three-year cumulative Adjusted EPS and three-year cumulative Operating Revenue. The purpose of this change was to better align rewards with our stated long-term strategy, and to balance compensation based upon both short-term and long-term results. Operating Revenue was selected as a measure of growth and success in the marketplace. Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

The payout scale for each measure detailed below provided for a minimum award of 0% of the units granted and a maximum award of 200% of the units granted. The targets for each of these measures were developed based on our 2014-2018 long-term plan, which was communicated to the investment community during March 2014.

	Payout Range			Performance Goals			Actual	Measure	Total
Performance Measure	Threshold	Target	Maximum	Threshold	Target	Maximum	Performance	Weighting	Payout
Adjusted EPS	0%	75%	150%	$31.38	$32.47	$33.52	$33.20	75%	127.0%
• 2015-2017 Cumulative Adjusted EPS (1)
Operating Revenue ($ in billions)	0%	25%	50%	$240.30	$249.00	$257.70	$251.70	25%	32.7%
• 2015-2017 Cumulative Operating Revenue
Total Award for each Named Executive Officer	0%	100%	200%	—	—	—			159.7%

(1) Please see Annex B to this proxy statement for the GAAP reconciliation for Adjusted EPS for the years ended December 31, 2017, 2016 and 2015.

Our long-term growth plan includes organic growth and the use of free operating cash flow for financing activities, dividends, and acquisitions. Consequently, the impact of acquisitions to Operating Revenue and Adjusted EPS is included unless the Committee determines that this would result in an undue windfall to participants. The Committee defines a set of adjustments to consider when evaluating performance and has the discretion to make adjustments as necessary to reflect management’s core operational performance.

Employment Agreement with Ms. Boudreaux

On November 5, 2017, Ms. Boudreaux accepted a written offer letter from the Company establishing her compensation as President and Chief Executive Officer and executed an employment agreement under our Executive Agreement Plan. Ms. Boudreaux’s initial compensation consists of (i) an annual base salary of $1,400,000, (ii) beginning in 2018, a target incentive bonus opportunity equal to 175% of her base salary and (iii) long-term incentive awards with an aggregate target value equal to $10,250,000 for 2018.

Ms. Boudreaux was also granted a one-time grant of performance stock units (the “Sign-On PSUs”) with a target value of approximately $2,000,000 that vests based on the level of achievement of Company performance from 2017 through 2019 in accordance with the terms of the performance stock units granted to our executives in 2017.

Ms. Boudreaux will participate in our Executive Agreement Plan on a basis substantially similar to other executives of the Company. The Executive Agreement Plan provides for severance benefits following a termination of employment without cause or resignation for good reason consisting of two years (or, if the termination or resignation is in connection with a change in control of the Company, three years) of salary and target bonus, as well as continued employee benefits during the severance period. Additionally, the Executive Agreement Plan provides for accelerated vesting of equity grants upon a termination of employment without cause or for good reason within three years following a change in control. The Sign-On PSUs will continue to vest in accordance with their specific terms (and subject to the achievement of performance vesting conditions) following a termination of Ms. Boudreaux’s employment by the Company without cause or by Ms. Boudreaux for good reason.

Anthem, Inc. 2018 Proxy Statement	43

Executive Compensation (continued)

Ms. Boudreaux will be subject to certain restrictive covenants including confidentiality, non-competition, non-solicitation and non-disparagement during her employment and for specified periods of time after the termination of her employment.

Transition Agreement with Mr. Swedish

On November 5, 2017, Mr. Swedish accepted a written offer letter from the Company establishing his transition from Chief Executive Officer to Executive Chair and, subsequently, as Senior Advisor to the Chief Executive Officer. Mr. Swedish will remain employed by the company as Executive Chair until the earlier of (1) our 2018 annual meeting of shareholders and (2) May 31, 2018 (“Transition Date”). As Executive Chair, Mr. Swedish will continue to receive his current rate of base salary and remain eligible to earn a bonus for 2017, a prorated bonus for 2018 and continue in our employee welfare, retirement and perquisite plans.  Mr. Swedish will be employed by the Company as the Senior Advisor to the Chief Executive Officer and Consultant, reporting to the Chief Executive Officer, from the Transition Date until May 1, 2020, for which he will receive $4,500,000 per year and be eligible to participate in our employee welfare, retirement and perquisite plans, and his previously granted equity awards will continue vesting.  Mr. Swedish is not eligible for equity awards in 2018.

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels.

The size or amount of equity awards granted to each NEO is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals.

Broad-Based Employee Benefits

Our NEOs generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2017, NEOs paid in excess of 50% of the cost of the coverage, as compared with entry level associates who generally paid between 5% and 25% of the cost of their coverage. Other broad-based employee benefits include a dental and vision plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the Anthem 401(k)  (the “401(k) Plan”), adoption assistance benefits and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service. Although no longer offered to new associates, retiree health care benefits exist for associates who met age and service criteria at the time they were discontinued.  A cash balance pension plan was also offered and has since been frozen to new participants. Both Mr. Gallina and Ms. McCarthy have vested benefits in the cash balance pension plan.  Messrs. Swedish, Gallina and Griffin have vested retiree health care benefits.

Executive Benefits

Executives, including the NEOs, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 63, a participant may defer receipt of salary and AIP and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this program to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of eligible earnings, as the rest of the workforce, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

44	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 52 in this proxy statement, we offer a limited set of perquisites to all NEOs and certain enhanced safety and security benefits to our CEO.

Tax Treatment of Compensation

The Patient Protection and Affordable Care Act amended the Tax Code to add Section 162(m)(6), which limits the amount that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The rule became effective for employer tax years beginning after December 31, 2012. Consequently, the Company is limited to a $500,000 deduction for compensation paid to each NEO in 2017.

Section 162(m)(1) of the Tax Code limits the amount a publicly-held corporation may deduct for compensation paid to certain covered employees. With the passage of the Tax Cuts and Jobs Acts of 2017, the provisions regulating the tax deductions for compensation were changed to (i) eliminate the exception for performance-based compensation and (ii) extend the population of covered individuals. Since the Company is subject to 162(m)(6), the changes to Section 162(m)(1) do not impact how the Company approaches the deductibility of compensation.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Determination of Compensation

Role of the Compensation Consultant

In May 2010, the Committee selected Semler Brossy Consulting Group LLC (“Semler Brossy”) to act as its independent compensation consultant. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee by management, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executives, including the NEOs. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant meets with the Committee and/or its members without management present. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style and performance and Total Rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other NEOs.

Anthem, Inc. 2018 Proxy Statement	45

Executive Compensation (continued)

Compensation Consultant Independence

Semler Brossy does not provide any services to us other than those detailed above. At our February 2017 and February 2018 meetings, the Committee determined that no conflicts of interest exist with respect to Semler Brossy continuing to serve as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

Role of Management

In general, the Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. At the beginning of the following year, the CEO provides to the Committee a self-assessment, and the Committee evaluates the CEO’s performance based on this self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our NEOs, provides his or her own evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, AIP awards and equity awards for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

All NEOs participate in the annual and long-term business planning processes and in recommending to the Committee the AIP and performance stock unit measures and targets that result from these processes. These measures and targets impact the compensation of the associates who participate in our AIP and who are granted performance stock units.

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long-term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to two distinct comparator groups. The first group includes our five largest direct health insurance competitors. The second group represents a sample of 43 similarly-sized companies from general industry based on earnings before income tax (“EBIT Group”), with a filter for market capitalization. The Committee uses two groups as there are a limited number of direct industry competitors and many are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy.

Companies are selected on the basis of whether they compete with us in the executive labor market and whether they had comparable revenue in the prior full fiscal year. The Committee, with the assistance of Semler Brossy, set the comparator groups for 2017 as follows:

46	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

(1)	Our five largest direct health insurance peers:
Aetna Inc.	Humana Inc.
Cigna Corporation	UnitedHealth Group Incorporated
Centene Corporation

(2)	EBIT Group:
Accenture Plc	HCA Healthcare, Inc.
Aetna Inc.	HP Inc.
Aflac Incorporated	Kinder Morgan, Inc.
American Airlines Group Inc.	Lockheed Martin Corporation
American Express Company	Lowe's Companies, Inc.
American International Group, Inc.	LyondellBasell Industries N.V.
Biogen Inc.	MetLife, Inc.
BlackRock, Inc.	Mondelez International, Inc.
Capital One Financial Corporation	Morgan Stanley
Caterpillar Inc.	Prudential Financial, Inc.
Chubb Limited	Target Corporation
Colgate-Palmolive Company	Texas Instruments Incorporated
Deere & Company	The Bank of New York Mellon Corporation
Delta Air Lines, Inc.	The Goldman Sachs Group, Inc.
Discover Financial Services	The PNC Financial Services Group, Inc.
DowDuPont Inc.	The Southern Company
Duke Energy Corporation	The Travelers Companies, Inc.
Emerson Electric Co.	Time Warner Inc.
Express Scripts Holding Company	Twenty-First Century Fox, Inc.
Ford Motor Company	U.S. Bancorp
General Dynamics Corporation	Valero Energy Corporation
General Motors Company

For purposes of pay comparisons, target total compensation for our NEOs includes annualized base salary as of April 1, 2017, target 2017 AIP award amounts, and the ASC Topic 718 expense of 2017 equity awards.

The Committee reviewed each NEO’s target total compensation package, compared to both our direct peers and the broader EBIT Group using available pay data. When setting 2017 compensation, the Committee focused on trying to set pay levels, in the aggregate, within a competitive range around the median for the EBIT Group. Some roles may be higher or lower in the competitive range based on performance, tenure in role, or other internal considerations.

In setting 2017 compensation, the Committee reviewed the available data from each of these comparator groups to better understand the practices of companies in our size category and our direct peers. Where possible, the data that was used to make compensation decisions in March 2017 was taken from surveys of 2016 compensation of our comparator groups prepared by third-party survey companies and from the latest annual proxy statements and other public filings of these companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, instead of role, as reported in the surveys.

We draw competitive compensation information from a number of nationally recognized surveys, as well as public filings and disclosures, to determine pay practices and levels of peers. The Committee’s consultant either reviews or develops this information for the benefit of the Committee.

Anthem, Inc. 2018 Proxy Statement	47

Executive Compensation (continued)

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the median described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of our performance relative to the performance stock unit measures and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric comparing long-term compensation with comparable positions, as well as the value of unvested equity awards held by the NEOs.

Benefits and perquisites represent a small proportion of the Total Rewards program for our NEOs.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executive officers, including the NEOs, which is a multiple of the executive’s base salary. An executive has five years to meet the guideline, and the sale of our stock is restricted for executives who have not met their ownership requirements. The stock ownership guideline is five (5) times base salary for the Executive Chair and CEO, and three (3) times base salary for the other NEOs. For the purposes of this program, all shares directly owned and unvested restricted stock units are included in the calculation. Unexercised stock options and unvested performance stock units are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. With the exception of Ms. Boudreaux, who was hired during 2017 and has five years to meet the guideline, our NEOs each owned sufficient shares to meet his or her ownership guidelines as of year-end, based on the average closing stock price of $185.62 during 2017.

	Number of					Actual
	Shares	Value of Shares				Ownership as a
	Beneficially	Beneficially	Year-End	Required	Excess	Multiple of
Named Executive Officer	Owned	Owned	Salary	Holding	Holding	Base Salary
Ms. Boudreaux	60	$11,137	$1,400,000	$7,000,000	—	—
Mr. Gallina	19,222	$3,567,988	$772,500	$2,317,500	$1,250,488	4.62
Mr. Griffin	47,793	$8,871,337	$772,500	$2,317,500	$6,553,837	11.48
Mr. Haytaian	46,046	$8,547,059	$772,500	$2,317,500	$6,229,559	11.06
Ms. McCarthy	44,996	$8,352,158	$772,500	$2,317,500	$6,034,658	10.81
Mr. Swedish	66,543	$12,351,712	$1,550,000	$7,750,000	$4,601,712	7.97

See “Compensation of Non-Employee Directors — Board Equity Compensation and Stock Ownership Guidelines” on page 15 for a discussion of our directors’ stock ownership requirements.

Restrictions on Hedging and Pledging

All associates, including our NEOs, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all NEOs, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending one full business day after the release of quarterly earnings.

48	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12‑month period. The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Severance and Change in Control Arrangements

All of our NEOs are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 65. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions, which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the Executive Agreement Plan described above and in “Compensation Plans — Executive Severance Arrangements.” The Executive Agreement Plan does not provide for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2017.

Compensation Committee

Lewis Hay, III, Chair
Robert L. Dixon, Jr.
Bahija Jallal
Elizabeth E. Tallett

Anthem, Inc. 2018 Proxy Statement	49

Executive Compensation (continued)

Assessment of Compensation-Related Risks

In February 2018, several members of our management team, including our Chief Accounting Officer and our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices, assisted by human resources personnel. Additionally, external consulting firm, Willis Towers Watson, was engaged to provide consultation on risk assessment practices. The management team reviewed and discussed the various incentive designs, plan governance and associated behaviors, together with the performance metrics of our Company-wide compensation policies and programs. This group also reviewed the approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance stock units and restricted stock units. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives, including the performance measures used for the AIP, performance stock unit awards and other incentive compensation arrangements, and the elements of our compensation programs for our other employees.

In March 2018, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.
•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance stock units and time-based restricted stock units.

•

We retained the three-year measurement period for our performance stock unit grants to balance compensation based on short- and long-term results. Having a mix of short- and long-term goals allows us to better align our compensation program with the interests of our shareholders.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years. Equity-based awards generally vest over three years and stock options have terms of ten years starting in 2015. This minimizes the benefit of a temporary spike in stock price.

•	Our recoupment policy covers all of our executive officers subject to Section 16 of the Exchange Act.
•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•

Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped for all annual incentives and performance stock units.

•	Payouts, if applicable, for the AIP and performance stock units are based on results audited by the Internal Audit department.
•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging, pledging stock and short sales.

Based on its review and discussion of the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

50	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2017 and, where applicable, December 31, 2016 and December 31, 2015.

							Change in
							Pension
							Value &
						Non-Equity	Non-qualified
						Incentive	Deferred
						Plan	Compensation	All Other
		Salary	Bonus	Stock	Option	Compensation	Earnings	Compensation	Total
Name & Principal Position(1)	Year	($) (2)	($)	Awards ($) (3)	Awards ($) (4)	($) (5)	($) (6)	($) (7)	($)
Gail K. Boudreaux	2017	$161,538	$0	$2,000,215	$0	$0	$0	$4,500	$2,166,253
President and
Chief Executive Officer
John E. Gallina	2017	$768,173	$0	$2,629,315	$812,445	$1,172,232	$11,190	$85,628	$5,478,983
EVP and	2016	$623,918	$0	$1,293,813	$431,215	$601,511	$4,429	$69,123	$3,024,009
Chief Financial Officer
Brian T. Griffin	2017	$768,169	$0	$2,629,315	$812,445	$1,172,226	$0	$30,000	$5,412,155
EVP and President,	2016	$740,368	$0	$2,250,090	$749,918	$803,152	$0	$30,000	$4,573,528
Commercial and
Specialty Division
Peter D. Haytaian	2017	$768,170	$0	$2,629,315	$812,445	$1,172,227	$0	$40,800	$5,422,957
EVP and President,	2016	$740,371	$0	$2,250,090	$749,918	$803,154	$0	$40,600	$4,584,133
Government Business	2015	$703,848	$0	$2,250,086	$749,943	$998,760	$0	$40,600	$4,743,237
Division
Gloria M. McCarthy	2017	$758,557	$0	$2,629,442	$812,394	$1,327,476	$136,880	$151,937	$5,816,686
EVP and Chief	2016	$699,999	$0	$1,875,112	$624,905	$759,359	$142,838	$130,299	$4,232,512
Administrative and	2015	$721,154	$0	$1,687,638	$562,365	$556,226	$105,931	$141,985	$3,775,299
Transformation Officer
Joseph R. Swedish	2017	$1,540,385	$0	$9,606,879	$2,968,683	$4,113,597	$0	$323,773	$18,553,317
Executive Chair, Former	2016	$1,451,923	$0	$8,906,253	$2,968,750	$2,756,331	$0	$372,440	$16,455,697
President and CEO	2015	$1,298,077	$0	$7,800,073	$2,599,957	$1,668,678	$0	$237,896	$13,604,681

(1)	See “Executive Officers of the Company” on page 28 for principal position information as of March 2018.
(2)

In a typical year, such as 2017 and 2016, Anthem's employees are paid on a bi-weekly 26 pay period schedule. 2015 included an extra pay period, resulting in salaries approximately 3.8 percent higher than in a typical year.

(3)

The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date. Dividend equivalents on the stock awards are factored into the grant date fair value.

The amounts in the "Stock Awards" column include the grant date fair values for time-based restricted stock units and performance stock units. The grant date fair value for the performance stock units was computed based on the target level of performance being achieved. The table below sets forth the grant date fair value of the restricted stock units granted in 2017 and the performance stock units granted in 2017 at the target level of performance and the maximum level of performance.

	Restricted Stock	Performance Stock Units
Name	Units Granted	Target	Maximum
Gail K. Boudreaux	$0	$2,000,215	$8,000,860
John E. Gallina	$812,643	$1,816,672	$7,266,690
Brian T. Griffin	$812,643	$1,816,672	$7,266,690
Peter D. Haytaian	$812,643	$1,816,672	$7,266,690
Gloria M. McCarthy	$812,770	$1,816,672	$7,266,690
Joseph R. Swedish	$2,968,894	$6,637,985	$26,551,941

Anthem, Inc. 2018 Proxy Statement	51

Executive Compensation (continued)

(4)

The amounts in the "Option Awards" column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our equity incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718.

The assumptions used in the calculation of the grant date fair value of the options were as follows:

	Dividend		Expected		Risk-Free
	Yield	Volatility	Life		Interest Rate
2017	1.60%	32.00%	4.0	years	2.31%
2016	2.00%	32.00%	4.1	years	1.76%
2015	1.70%	31.00%	3.9	years	1.96%

(5)

The amounts in the "Non-Equity Incentive Plan Compensation" column represent cash AIP awards earned during the reported year, but paid in the following year. Based on Company performance, Committee discretion and individual adjustments, the awards earned as a percentage of their respective target awards for 2017 (and paid in 2018) were 152.6% for each of Messrs. Gallina, Haytaian, Griffin and Swedish and 175.0% for Ms. McCarthy.

(6)

The amounts in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column reflect the increase in the actuarial present value of the NEO’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(7)	The amounts in the "All Other Compensation" column for 2017 include:
•

tax equalization payment of $76,835 for Mr. Swedish, to reimburse him for the additional nonresident state income taxes owed outside his home state for time worked in other states, and to offset the increased tax liability to Mr. Swedish as a result of the state income tax reimbursement;

•	$1,040 for the cost of an executive physical for Mr. Gallina;
•	a supplemental pension benefit contribution to the Deferred Compensation Plan for Ms. McCarthy in the amount of $61,420 in addition to the deferred compensation match shown in the table below;
•

cash as part of the Anthem Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans — Anthem Directed Executive Compensation Plan,” and matching contributions made by us under the applicable 401(k) Plan and deferred compensation plan in 2017 as follows:

	DEC		Deferred Comp
Name	Cash	401 (k) Match	Match
Gail K. Boudreaux	$4,500	$0	$0
John E. Gallina	$30,000	$10,800	$43,788
Brian T. Griffin	$30,000	$0	$0
Peter D. Haytaian	$30,000	$10,800	$0
Gloria M. McCarthy	$30,000	$10,800	$49,717
Joseph R. Swedish	$54,000	$10,800	$160,869

In addition to the perquisites and benefits described above, the amounts in this column include the following items received by Mr. Swedish in 2017:

•	a $10,000 matching charitable contribution made by the Anthem Foundation pursuant to the Directors' Matching Gift Program;
•	personal security benefits of $2,776;
•

$8,493 for the net aggregate incremental cost to us related to aircraft usage in 2017. The incremental cost for the use of corporate aircraft is calculated based on the variable operating costs, including cost per flight hour, fuel charges, catering and landing fees, and does not include fixed operating costs such as management and lease fees. In each case, the travel undertaken by Mr. Swedish was primarily business related, but originated or terminated at a personal location.

52	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Awards: # of	Awards: # of	Price of	Fair Value
			Under Non Equity Incentive			Under Equity Incentive			Shares of	Securities	Option	of Stock
			Plan Awards ($) (1)			Plan Awards (#)			Stock or	Underlying	Awards	and Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	($/Share) (2)	Awards (3)
Gail K Boudreaux			$0	$0	$0
	12/1/2017	(4)				0	8,609	34,436				$2,000,215
John E. Gallina			$0	$768,173	$1,536,346
	3/1/2017	(5)							4,867			$812,643
	3/1/2017	(6)								19,908	$166.97	$812,445
	8/1/2017	(4)				0	9,732	38,928				$1,816,672
Brian T. Griffin			$0	$768,169	$1,536,338
	3/1/2017	(5)							4,867			$812,643
	3/1/2017	(6)								19,908	$166.97	$812,445
	8/1/2017	(4)				0	9,732	38,928				$1,816,672
Peter D. Haytaian			$0	$768,170	$1,536,339
	3/1/2017	(5)							4,867			$812,643
	3/1/2017	(6)								19,908	$166.97	$812,445
	8/1/2017	(4)				0	9,732	38,928				$1,816,672
Gloria M. McCarthy			$0	$758,557	$1,517,115
	3/1/2017	(5)							3,744			$625,136
	3/1/2017	(6)								15,314	$166.97	$624,964
	4/3/2017	(5)							1,127			$187,634
	4/3/2017	(6)								4,606	$166.49	$187,430
	8/1/2017	(4)				0	9,732	38,928				$1,816,672
Joseph R. Swedish			$0	$2,695,673	$5,391,347
	3/1/2017	(5)				0			17,781			$2,968,894
	3/1/2017	(6)								72,744	$166.97	$2,968,683
	8/1/2017	(4)					35,560	142,240				$6,637,985

(1)

These columns show the range of payouts targeted for 2017 performance under the AIP. The cash payouts for 2017 performance were made in March 2018 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and independent threshold, target and maximum performance levels.  Adjusted earnings per share is weighted at 80%, Consumer Centricity is weighted 10% and Provider Collaboration and Quality of Care are weighted 5% each.  Each measure has a payout from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance.  Payouts may be adjusted up or down based on individual performance. The maximum total payment is 200% of target.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.
(3)

The grant date fair value of these awards was calculated in accordance with ASC 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)

Represents the performance stock units granted to each NEO under the Incentive Plan.  The final number of shares received depends on our performance versus our 3-year performance goals, as detailed in the CD&A on page 31.  The final number of shares received will be from 0% to 75% of target for performance between the threshold and target level (additional stretch performance is required to receive 100% of target as discussed in the CD&A) and up to 400% of target for maximum performance.  These shares vest on March 1, 2020, except the performance stock units granted to Ms. Boudreaux will vest on December 1, 2020.  The Compensation Committee will determine the payout, based on our performance against the performance goals, after the end of the 2017-2019 performance period.

(5)

Represents the number of restricted stock units granted to each NEO on the date shown under the Incentive Plan.  The shares will vest in equal installments on the first three anniversaries of the grant date.

(6)

Represents the number of stock options granted to each NEO as an annual grant under the Incentive Plan.  These shares vest in equal semi-annual installments at the end of each six-month period following the grant date.

Anthem, Inc. 2018 Proxy Statement	53

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive Plan	Awards:
							Awards:	Market or Payout
	Number of	Number of				Market	Number of	Value of
	Securities	Securities			Number of	Value of	Unearned	Unearned
	Underlying	Underlying			Shares or	Shares or	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Other Rights	Other Rights
	Options	Options	Exercise	Option	That Have Not	That Have	That Have Not	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	(#)	(#)(1)	($/Share)	Date	(#)(2)	(#)(3)	(#)(2)	(#)(3)
Gail K. Boudreaux					0	$0	8,609	$1,937,111
John E. Gallina					7,483	$1,683,750	18,892	$4,250,889
	3,948	0	$61.88	3/1/20
	6,466	0	$89.44	3/3/21
	4,812	963	$146.93	3/2/25
	2,940	2,943	$131.80	3/1/26
	4,036	4,038	$132.51	6/1/26
	3,318	16,590	$166.97	3/1/27
Brian T. Griffin					9,641	$2,169,321	26,987	$6,072,345
	9,756	0	$61.88	3/1/20
	14,830	0	$89.44	3/3/21
	6,240	1,249	$146.93	3/2/25
	3,582	1,792	$152.78	8/3/25
	12,174	12,174	$131.80	3/1/26
	3,318	16,590	$166.97	3/1/27
Peter D. Haytaian					10,363	$2,331,779	31,322	$7,047,763
	1,936	0	$60.15	9/28/19
	3,762	0	$61.88	3/1/20
	11,409	0	$89.44	3/3/21
	10,127	0	$100.77	5/1/21
	18,627	3,726	$146.93	3/2/25
	12,174	12,174	$131.80	3/1/26
	3,318	16,590	$166.97	3/1/27
Gloria M. McCarthy					9,334	$2,100,243	26,942	$6,062,219
	13,968	2,794	$146.93	3/2/25
	9,129	9,132	$131.80	3/1/26
	724	1,451	$122.90	10/3/26
	2,552	12,762	$166.97	3/1/27
	767	3,839	$166.49	4/3/27
Joseph R. Swedish					38,697	$8,707,212	116,000	$26,101,160
	17,803	0	$67.44	4/1/20
	114,100	0	$89.44	3/3/21
	64,579	12,916	$146.93	3/2/25
	48,193	48,195	$131.80	3/1/26
	12,124	60,620	$166.97	3/1/27

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option
Expiration
Date	Vesting Schedule
3/2/25	All shares vest on March 2, 2018.
8/3/25	Vest in equal installments on February 3, 2018, and August 3, 2018.
3/1/26	Vest in equal installments on March 1, 2018, September 1, 2018 and March 1, 2019.
6/1/26	Vest in equal installments on June 1, 2018, December 1, 2018 and June 1, 2019.
10/3/26	Vest in equal installments on April 3, 2018, October 3, 2018, April 3, 2019 and October 3, 2019.
3/1/27	Vest in equal installments on March 1, 2018, September 1, 2018, March 1, 2019, September 1, 2019 and March 1, 2020.
4/3/27	Vest in equal installments on April 3, 2018, October 3, 2018, April 3, 2019, October 3, 2019 and April 3, 2020.

54	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

(2)

The amounts in the "Number of Shares or Units of Stock That Have Not Vested" column represent the number of shares of common stock underlying unvested restricted stock units granted in 2015, 2016 and 2017.

The amounts in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" column represent the target number of performance shares granted to our Named Executive Officers in 2015, 2016 and 2017.  The final number of shares earned  will depend on our performance versus our performance goals over a three year period, as detailed in the CD&A beginning on page 31. The payout of the 2015-2017 PSU Cycle is described on page 43, and resulted in the following PSUs, adjusted for performance, being earned at 159.7% of target: Mr. Gallina – 4,211; Mr. Griffin –9,381; Mr. Haytaian – 16,304; Ms. McCarthy – 12,228; and Mr. Swedish – 56,519.

These unvested stock grants are detailed by vesting date in the table below.

		Restricted	Performance Stock	Performance Stock	Performance Stock
Name	Vesting Date	Stock Units	Units Granted in 2015	Units Granted in 2016	Units Granted in 2017
Gail K. Boudreaux	12/1/2020		—	—	8,609
John E. Gallina	3/1/2018	2,081	—	—	—
	3/2/2018	440	2,637	—	—
	6/1/2018	629	—	—	—
	3/1/2019	2,081	—	2,750	—
	6/1/2019	629	—	3,773	—
	3/1/2020	1,623	—	—	9,732
Brian T. Griffin	3/1/2018	3,519	—	—	—
	3/2/2018	570	3,420	—	—
	8/3/2018	410	2,454	—	—
	3/1/2019	3,519	—	11,381	—
	3/1/2020	1,623	—	—	9,732
Peter D. Haytaian	3/1/2018	3,519	—	—	—
	3/2/2018	1,702	10,209	—	—
	3/1/2019	3,519	—	11,381	—
	3/1/2020	1,623	—	—	9,732
Gloria M. McCarthy	3/1/2018	2,671	—	—	—
	3/2/2018	1,277	7,657	—	—
	4/3/2018	375	—	—	—
	10/3/2019	170	—	—	—
	3/1/2019	2,671	—	8,536	—
	4/3/2019	376	—	—	—
	10/3/2019	170	—	1,017	—
	3/1/2020	1,248	—	—	9,732
	4/3/2020	376	—	—	—
Joseph R. Swedish	3/1/2018	13,435	—	—	—
	3/2/2018	5,899	35,391	—	—
	3/1/2019	13,436	—	45,049	—
	3/1/2020	5,927	—	—	35,560

(3)	These amounts are calculated by multiplying $225.01, the closing price of our common stock on December 29, 2017, by the applicable number of shares.

Anthem, Inc. 2018 Proxy Statement	55

Executive Compensation (continued)

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards(1)
	Number of Shares	Value	Number of Shares	Value
	Acquired on Exercise	Realized Upon Exercise	Acquired on Vesting	Realized On Vesting
Name	(#)	($)	(#)	($) (2)
Gail K. Boudreaux	0	$0	0	$0
John E. Gallina	0	$0	4,648	$812,091
Brian T. Griffin	0	$0	12,192	$2,113,051
Peter D. Haytaian	0	$0	10,529	$1,854,397
Gloria M. McCarthy	14,271	$1,097,901	11,128	$1,920,431
Joseph R. Swedish	84,500	$11,811,737	50,118	$8,627,770

(1)	The table includes the following shares:
•

Shares that vested pursuant to the 2014 annual grant: Mr. Gallina – 792 restricted stock units and 2,329 performance stock units; Mr. Griffin – 1,212 restricted stock units and 3,562 performance stock units; Mr. Haytaian – 932 restricted stock units and 2,739 performance stock units; Ms. McCarthy – 2,097 restricted stock units and 6,164 performance stock units; Mr. Swedish – 9,318 restricted stock units and 27,393 performance stock units.

•

Shares that vested pursuant to the 2015 annual grant: Mr. Gallina – 440 restricted stock units; Mr. Griffin – 570 restricted stock units; Mr. Haytaian – 1,702 restricted stock units; Ms. McCarthy – 1,276 restricted stock units; Mr. Swedish – 5,899 restricted stock units.

•

Shares that vested pursuant to the 2016 annual grant: Mr. Gallina – 458 restricted stock units; Mr. Griffin – 1,897 restricted stock units; Mr. Haytaian – 1,897 restricted stock units; Ms. McCarthy – 1,422 restricted stock units; Mr. Swedish – 7,508 restricted stock units.

•	Mr. Griffin had 4,542 restricted stock units vested pursuant to a 2014 promotion grant and 409 restricted stock units vested pursuant to a 2015 promotion grant.
•	Mr. Haytaian had 827 restricted stock units and 2,432 performance stock units vested pursuant to a May 2014 promotion grant.
•	Ms. McCarthy had 169 restricted stock units vested pursuant to a 2016 promotion grant.
•	Mr. Gallina had 629 restricted stock units vested pursuant to a 2016 promotion grant.
(2)

Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the number of years of service credited to each such NEO, under each of the specified plans, computed as of December 31, 2017, the same pension plan measurement date used for financial reporting purposes with respect to our 2017 audited financial statements.  Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 61.

		Number of		Payments
		Years of	Present Value of	During the
		Credited	Accumulated	Last
Name	Plan Name	Service (#)	Benefit ($) (1)	Fiscal Year ($)
Gloria M. McCarthy	Anthem Cash Balance Plan B	43.58	$1,260,151	—
	Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan	43.58	$2,124,681	—
	Total		$3,384,832	—
John E. Gallina	Anthem Cash Balance Plan A(2)	11.58	$188,812	—
	Total		$188,812	—

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2018.

(2)

The NEOs years of actual service are greater than the credited service, because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits, because the NEO did not meet the Rule of 65.

56	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

Nonqualified Deferred Compensation

	Executive	Anthem	Aggregated		Aggregated
	Contributions in	Contributions in	Earnings in	Aggregated	Balance at
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year (1)	Year (2)	Year	Distributions	Year End (3)
Gail K. Boudreaux	—	—	—	—	—
John E. Gallina	$161,119	$43,788	$210,569	—	$1,595,264
Brian T. Griffin	—	—	—	—	—
Peter D. Haytaian	—	—	—	—	—
Gloria M. McCarthy	$232,476	$111,137	$790,161	—	$6,366,531
Joseph R. Swedish	$196,836	$160,868	$42,848	$(275,781)	$394,702

(1)	These amounts are also included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.
(2)	These amounts are also included in the "All Other Compensation" column of the Summary Compensation Table.
(3)

Amounts in this column reflect all nonqualified deferred compensation for each NEO.  Portions of such amounts are included in the "Salary", "Non-Equity Incentive Plan Compensation" and "All Other Compensation" columns of the Summary Compensation Table for all applicable years for each NEO.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment. The NEOs would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control.  Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 29, 2017 (i.e., the last business day in 2017 on which securities were traded on the NYSE).  Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

Anthem, Inc. 2018 Proxy Statement	57

Executive Compensation (continued)

			Acceleration or				Total Post
		AIP Award for	Continuation of	Continuation of	Continuation of	Post	Termination
	Cash	Year of	Equity	Executive	Health & Life	Termination	Payment &
	Severance	Termination	Awards (1)	Benefits	Coverage (2)	Benefits (3)	Benefit Value
Gail K. Boudreaux
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$12,012,000	$0	$1,937,111	$162,000	$29,576	$14,210	$14,154,897
Company initiated (not for cause) or good reason termination by employee(5)	$7,700,000	$0	$1,937,111	$108,000	$19,717	$14,210	$9,779,038
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$0	$0	$0	$0	$0	$0
Death	$0	$0	$1,937,111	$0	$0	$0	$1,937,111
Long Term Disability	$0	$0	$1,937,111	$0	$0	$0	$1,937,111
For Cause	$0	$0	$0	$0	$0	$0	$0
John E. Gallina
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,820,400	$1,172,232	$7,620,545	$90,000	$29,576	$14,210	$13,746,963
Company initiated (not for cause) or good reason termination by employee(5)	$3,090,000	$1,172,232	$7,620,545	$60,000	$19,717	$14,210	$11,976,704
Retirement(6)	$0	$1,172,232	$7,620,545	$0	$0	$0	$8,792,777
Resignation(7)	$0	$1,172,232	$7,620,545	$0	$0	$0	$8,792,777
Death	$0	$1,172,232	$7,620,545	$0	$0	$0	$8,792,777
Long Term Disability	$0	$1,172,232	$7,620,545	$0	$0	$0	$8,792,777
For Cause	$0	$0	$0	$0	$0	$0	$0
Brian T. Griffin
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,820,400	$1,172,226	$10,566,247	$90,000	$29,576	$14,210	$16,692,659
Company initiated (not for cause) or good reason termination by employee(5)	$3,090,000	$1,172,226	$0	$60,000	$19,717	$14,210	$4,356,153
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$1,172,226	$0	$0	$0	$0	$1,172,226
Death	$0	$1,172,226	$10,566,247	$0	$0	$0	$11,738,473
Long Term Disability	$0	$1,172,226	$10,566,247	$0	$0	$0	$11,738,473
For Cause	$0	$0	$0	$0	$0	$0	$0
Peter D. Haytaian
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,820,400	$1,172,227	$11,768,090	$90,000	$29,576	$14,210	$17,894,503
Company initiated (not for cause) or good reason termination by employee(5)	$3,090,000	$1,172,227	$0	$60,000	$19,717	$14,210	$4,356,154
Retirement(6)	$0	$0	$0	$0	$0	$0	$0
Resignation(7)	$0	$1,172,227	$0	$0	$0	$0	$1,172,227
Death	$0	$1,172,227	$11,768,090	$0	$0	$0	$12,940,317
Long Term Disability	$0	$1,172,227	$11,768,090	$0	$0	$0	$12,940,317
For Cause	$0	$0	$0	$0	$0	$0	$0
Gloria M. McCarthy
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$5,052,150	$1,327,476	$10,345,338	$90,000	$29,576	$14,210	$16,858,750
Company initiated (not for cause) or good reason termination by employee(5)	$3,090,000	$1,327,476	$10,345,338	$60,000	$19,717	$14,210	$14,856,741
Retirement(6)	$0	$1,327,476	$10,345,338	$0	$0	$0	$11,672,814
Resignation(7)	$0	$1,327,476	$10,345,338	$0	$0	$0	$11,672,814
Death	$0	$1,327,476	$10,345,338	$0	$0	$0	$11,672,814
Long Term Disability	$0	$1,327,476	$10,345,338	$0	$0	$0	$11,672,814
For Cause	$0	$0	$0	$0	$0	$0	$0
Joseph R. Swedish
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$13,299,000	$4,113,597	$43,827,494	$162,000	$29,576	$14,210	$61,445,877
Company initiated (not for cause) or good reason termination by employee(5)	$8,525,000	$4,113,597	$43,827,494	$108,000	$19,717	$14,210	$56,608,018
Retirement(6)	$0	$4,113,597	$43,827,494	$0	$0	$0	$47,941,091
Resignation(7)	$0	$4,113,597	$43,827,494	$0	$0	$0	$47,941,091
Death	$0	$4,113,597	$43,827,494	$0	$0	$0	$47,941,091
Long Term Disability	$0	$4,113,597	$43,827,494	$0	$0	$0	$47,941,091
For Cause	$0	$0	$0	$0	$0	$0	$0

58	Anthem, Inc. 2018 Proxy Statement

Executive Compensation (continued)

(1)

For all NEOs, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule. Mr. Swedish, Ms. McCarthy, and Mr. Gallina are currently retirement eligible under the Incentive Plan.  The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the NEO that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 29, 2017, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock units and performance stock units, the value of the unvested restricted stock units held by the NEO that would vest upon the indicated termination, which is calculated by multiplying the number of such units by the market price of a share of our common stock on December 29, 2017.

(2)	Estimate based on the average Company cost per employee for these coverages.
(3)	Represents outplacement services available under our policy.
(4)

These amounts apply to a termination following a change in control that is a Company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. All current NEOs are participants in the Executive Agreement Plan which provides the following benefits for this termination event: (1) a severance benefit of 300% of annual base salary plus target AIP award, (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment for all NEOs except Ms. McCarthy, who is eligible for a payment equal to 9% of this amount to cover the value of the Company match under the 401(k) Plan, pension contribution and supplemental plan contributions on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three year continuation of health and life insurance coverage.

(5)

Executive is a participant in our Executive Agreement Plan, which provides the following benefits for this termination event:  (1) a severance benefit of 200% of annual base salary plus target AIP award, (2) a two year continuation of health and life insurance coverage, and (3) a payment equal to 200% of the annual value of executive benefits. In accordance with Ms. Boudreaux’s employment agreement, her sign-on PSU grant shall continue to vest in accordance with the terms of the grant, subject to the achievement of applicable performance vesting conditions, upon the occurrence of this termination event.

(6)	Mr. Swedish, Ms. McCarthy, and Mr. Gallina are eligible for retirement treatment under the AIP and Incentive Plan. No other NEOs are currently retirement eligible.
(7)

Participants in the AIP plan are eligible for a bonus payment if they work through the end of the plan year, which was December 29 in 2017.  Since this table assumes a resignation on December 29, a full AIP payout is earned for all NEOs except Ms. Boudreaux.  If the executive had resigned earlier in 2017, he or she would not be eligible for a bonus payment under the AIP.

The NEOs would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

Anthem, Inc. 2018 Proxy Statement	59

Executive Compensation (continued)

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (CEO). For purposes of this disclosure and to reflect the CEO transition discussed earlier in the CD&A, we have combined the compensation amounts we paid to each of Mr. Swedish and Ms. Boudreaux for the time he and she respectively served as our CEO during 2017.

For 2017:

•	The annual total compensation of the median employee of our Company, as described below, was $70,867.
•

The combined annual total compensation of our previous CEO, Mr. Swedish, and our current CEO, Ms. Boudreaux, as reported in the Summary Compensation Table included on page 51 of this proxy statement (and in the case of Mr. Swedish only, pro-rated for the 46 weeks of 2017 that he served as our CEO) was $18,578,802.

•

Based on this information for 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 262:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

As of December 31, 2017, our employee population including all full-time, part-time and temporary workers, consisted of approximately 57,404 individuals. We elected to exclude all of our employees in India (2 employees) and Ireland (120 employees) from our determination of the median employee. The median employee was selected from an adjusted employee population of 57,281 employees in the United States (excluding our CEO), who were employed on December 31, 2017.

To identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates:

•	We identified the median compensated employee based on payroll data as of December 31, 2017.
•

We compared the payroll data for the 57,281 employees described above using a compensation measure consisting of total base pay related wages paid during 2017. Base pay related wages include the amount of base salary the employee received during the year and all other pay elements related to base pay including, but not limited to holiday pay, paid time off, overtime and shift differentials. We did not include cash bonuses, commissions, equity grants or any adjustment for the value of benefits provided.

•

Based on the total base pay related wages of each employee, we identified a cohort of 101 employees, consisting of the median employee and the 50 employees above and the 50 employees below the median base pay value. After evaluating the pay characteristics of each employee in the cohort, we removed employees who appeared to have anomalous pay characteristics (such as a hire date during the year, grandfathered in a pension benefit not offered to new hires, or recipient of a one-time bonus that is not expected in future years) that could significantly distort the pay ratio calculation.

•

We then selected the employee with total base pay related wages closest to the median compensated employee who did not have anomalous pay characteristics and calculated that employee’s annual total compensation. We determined annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

60	Anthem, Inc. 2018 Proxy Statement

Compensation Plans

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 2.5% to 175%. The Compensation Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2017, the amounts earned by our NEOs under the AIP were paid in cash under the Anthem Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event a non-executive participant is part of a reduction in force in the fourth quarter of the year or an executive participant is terminated by us, receiving a severance benefit, in the fourth quarter of the year, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

2017 Anthem Incentive Compensation Plan

In May 2017, our shareholders approved the 2017 Anthem Incentive Compensation Plan (the “2017 Incentive Plan”).  The 2017 Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares, performance units and other stock-based awards. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The 2017 Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants a maximum of 37,500,000 shares, which represents the sum of 16,000,000 new shares authorized under the 2017 Incentive Plan, plus up to 14,000,000 shares that have previously been approved by our shareholders for issuance under the Anthem Incentive Compensation Plan, which was approved by our shareholders in May 2006, as subsequently amended (the “2006 Stock Plan”) but have not been awarded, plus up to 7,500,000 shares which are subject to outstanding awards under the 2006 Stock Plan which may be available for the grant of awards under the 2017 Incentive Plan to the extent the shares underlying such outstanding awards are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares or otherwise on or after May 18, 2017.  From and after May 18, 2017, no further grants or awards were made under the 2006 Stock Plan.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, employees of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and

Anthem, Inc. 2018 Proxy Statement	61

Compensation Plans (continued)

administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate is permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 95% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2017 are as follows:

Number of securities
	to be issued upon	Weighted-average	Number of securities
	exercise of	exercise price of	remaining available for
	outstanding options,	outstanding options,	future issuance under equity
Plan Category(1)	warrants and rights (2)	warrants and rights	compensation plans (3)
Equity compensation plans approved by security holders as of December 31, 2017	4,284,123	$124.58	34,497,560

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.
(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below.  Including all such assumed options and the outstanding options shown in the table, there were a total of 4,299,481 shares to be issued upon the exercise of outstanding stock options as of December 31, 2017.  The weighted average exercise price of these options was $124.31. Excludes 15,358 shares to be issued upon the exercise of outstanding stock options under the Amerigroup Plan assumed by us as part of the acquisition of Amerigroup as of December 31, 2017.  The weighted average exercise price of these excluded options was $50.63. We also had 2,016,137 unvested shares of restricted stock outstanding as of December 31, 2017.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options, warrants and rights.” Includes 29,313,008 shares at December 31, 2017 available for issuance as stock options, restricted stock awards, performance stock awards, performance unit awards and stock appreciation rights under the 2017 Incentive Plan. Includes 5,184,552 shares of common stock at December 31, 2017 available for issuance under the Stock Purchase Plan.

Anthem Directed Executive Compensation Plan

The Anthem Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents and vice presidents receiving $12,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

Anthem, Inc. Executive Salary Continuation Plan

We maintain the Anthem, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days. Effective January 1, 2018, the benefit will be payable on the first day of a covered disability.

62	Anthem, Inc. 2018 Proxy Statement

Compensation Plans (continued)

Anthem 401(k) Plan

We maintain the Anthem 401(k) Plan (the “401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2017, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s eligible earnings that he or she contributed. Annual earnings for executives are base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2017, associates could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 26 investment funds for participants to invest their contributions. Effective March 1, 2018, a new fund was added resulting in 27 investment funds being offered to participants. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 10,000 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible participants may begin participation in the Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible participant may defer a percentage not to exceed 60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions were matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the Anthem Cash Balance Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the NEOs received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan except Ms. McCarthy.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, employees who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Anthem, Inc. 2018 Proxy Statement	63

Compensation Plans (continued)

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of January 1, 2006, the maximum amount was $215,000. A make-up election was for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match was three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

Anthem Cash Balance Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the NEOs is a Rule of 65 Participant, except for Ms. McCarthy. Effective January 1, 2011, the Pension Plan was entirely frozen and we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B, which has been renamed the Anthem Cash Balance Plan B. Effective January 1, 2012, the Pension Plan was renamed the Anthem Cash Balance Plan A.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest, effective January 1, 2016, based on the average yield for the 10‑year U.S. Treasury Constant Maturity Bond for the month of September of the preceding plan year but not lower than 3.85%. Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Upon the freeze of the Empire Supplemental Pension Plan, most active participants did not continue to accrue benefits, except for those participants who were active associates on December 31, 2006 and whose age (in complete years) plus years of pension service (in complete years) was greater than or equal to 65. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement

64	Anthem, Inc. 2018 Proxy Statement

Compensation Plans (continued)

benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

Executive Severance Arrangements

Anthem, Inc. Executive Agreement Plan

The Anthem, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Human Resources Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is an executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36‑month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36‑month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;
(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;
(3)	commission of any felony or crime involving moral turpitude;
(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;
(5)	any other material breach of the related employment agreement;
(6)	a material breach of any of our written employment policies;
(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or
(8)	a material violation of our Standards of Ethical Business Conduct,

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the

Anthem, Inc. 2018 Proxy Statement	65

Compensation Plans (continued)

first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36‑month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36‑month period after a change in control, (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)

a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36‑month period after a change in control;

(2)

a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities, except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;
(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or
(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services, if available to current executives, and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Finally, the Executive Agreement Plan provides that in the event of a change in control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change in control under the Executive Agreement Plan or (ii) a reduced amount sufficient to avoid the imposition of any excise taxes under

66	Anthem, Inc. 2018 Proxy Statement

Compensation Plans (continued)

Section 4999 of the Tax Code or any similar tax payable under any United States federal, state, local or other law, whichever amount provides the greater after-tax value for the executive.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24‑month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. Swedish, Gallina, Griffin and Haytaian, and Ms. McCarthy participate in the Executive Agreement Plan. Ms. Boudreaux participates in the Executive Agreement Plan on a basis substantially similar to our other senior officers.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Swedish, Gallina, Griffin and Haytaian, and Ms. McCarthy are parties to the Plan Employment Agreement. Ms. Boudreaux is a party to the Plan Employment Agreement on a basis substantially similar to our other senior officers. Mr. Swedish and Ms. Boudreaux are entitled to the same severance benefits under the Executive Agreement Plan as described above for our executive vice presidents.

Anthem, Inc. 2018 Proxy Statement	67

Proposal No. 4 — Approval of Proposed Amendments to our Articles of Incorporation To Allow Shareholders Owning 20% or more of our Common Stock to Call Special Meetings of Shareholders

Our Board of Directors has unanimously adopted, and recommends that our shareholders approve, amendments to our Articles of Incorporation (“Articles”) to allow one or more shareholders who own at least 20% of our common stock, par value $0.01 per share (the “Common Stock”) to require us to call a special meeting of the shareholders (the “Company’s Special Meeting Proposal”).  Shareholders do not presently have the right to call a special meeting of the shareholders.  A form of amended and restated Articles, marked to reflect the changes contemplated by this proposal, is attached as Annex A. This summary of the proposed amendments to the Articles is qualified in its entirety by reference to Annex A.

The Company’s Special Meeting Proposal

If the Company’s Special Meeting Proposal is approved by shareholders, the Articles will provide that we are required to call a special meeting of the shareholders upon the written request of one or more shareholders who:

•	own shares representing 20% or more of the Common Stock; and
•	satisfy the procedures for shareholder-requested special meetings set forth in our Bylaws from time to time.

The Board unanimously recommends that you vote “FOR” the Company’s Special Meeting Proposal.

Purpose and Effect of the Company’s Special Meeting Proposal

The Company’s Special Meeting Proposal is a result of the Board’s ongoing review of our corporate governance principles and a review of the policies and preferences of certain of our significant shareholders, as well as a review of the shareholder proposal included in Proposal 5 below (the “Shareholder Special Meeting Proposal”).  In developing the Company’s Special Meeting Proposal, the Board (including all members of the Governance Committee) carefully considered the implications of amending our Articles to grant shareholders the right to require us to call a special meeting.

The Board believes that the Company’s Special Meeting Proposal strikes an appropriate balance between enhancing shareholder rights and adequately protecting shareholder interests.  The Board recognizes that providing shareholders the ability to call special meetings is viewed by some shareholders as an important corporate governance practice.  However, special meetings of the shareholders can be potentially disruptive to business operations and to long-term shareholder interests and can cause us to incur substantial expenses.  Accordingly, the Board believes that the proposed 20% threshold for calling special meetings of the shareholders will help ensure that these meetings are extraordinary events.  In addition, the Board believes that shareholder called special meetings should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting.  The Board would continue to have the ability to call special meetings of the shareholders in other instances when, in the exercise of their fiduciary obligations, they determine it is appropriate.

The Board also determined to include a 20% threshold in the Company’s Special Meeting Proposal based on:

•

feedback from our outreach to our twenty largest shareholders who own, in aggregate, approximately 50% of our outstanding Common Stock.  These shareholders overwhelmingly expressed support for a 20% threshold and opposed a 10% threshold (as provided in the Shareholder Special Meeting Proposal);

•

our robust governance practices that promote Board accountability, including a market-standard proxy access right that permits shareholders to include their director nominees in our proxy statement and majority voting in uncontested director elections, with a resignation policy mandating

68	Anthem, Inc. 2018 Proxy Statement

Proposal No. 4 — Approval of Proposed Amendments to our Articles of Incorporation To Allow Shareholders Owning 20% or more of our Common Stock to Call Special Meetings of Shareholders (continued)

that directors who fail to receive the required majority vote tender their resignation for consideration by the Board; and
•

benchmarking against other public companies and our direct peers, which indicated that the 20% threshold is lower than the most prevalent special meeting threshold adopted by the companies we surveyed.

In light of these considerations, the Board, upon recommendation of the Governance Committee, adopted resolutions amending the Articles in accordance with this proposal and unanimously resolved to submit such amendments to our shareholders for consideration and to recommend that shareholders vote “FOR” the Company’s Special Meeting Proposal.

Overview of Related Changes to the Bylaws

If the Company’s Special Meeting Proposal is approved, the Board expects to amend the Bylaws to specify the procedures for shareholder-requested special meetings.  Set forth below is a summary of the amendments the Board expects to adopt (the “Special Meeting Bylaws”).

Information Provisions

The Special Meeting Bylaws would require any shareholder or beneficial owner seeking to call the special meeting or soliciting other shareholders to support calling the special meeting to provide the same information that is required when a shareholder proposes to introduce business or to make director nominations at an annual meeting of shareholders under the advance notice provisions of the Bylaws.  Each shareholder supporting the special meeting request would need to provide evidence of their ownership of Common Stock and any additional information reasonably requested by the Company.

Ownership Provisions

The Special Meeting Bylaws would clarify that the 20% ownership threshold is based on a “net long” ownership definition.  Under the “net long” definition, a person would be deemed to “own” only those shares of outstanding Common Stock as to which the person possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the Bylaws from time to time.  The Board believes a “net long” definition of ownership is appropriate so that only shareholders with full and continuing economic interest and voting rights in our Common Stock should be entitled to request that we call a special meeting.

Additional Provisions

The Special Meeting Bylaws would set forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings.  Under these provisions, a special meeting request would not be valid if it:

•	relates to an item of business that is not a matter on which shareholders are authorized to act under, or that involves a violation of, applicable law;
•

relates to an item of business that is the same as or substantially similar to any item of business that was voted on at a meeting of shareholders occurring within 90 days preceding the earliest dated shareholder request for a special meeting (provided that matters relating to the election or removal of directors would not be considered the same as or substantially similar to the election of directors at the immediately preceding annual meeting of shareholders);

•	is submitted within the 90 days preceding the anniversary of the prior year’s annual meeting; or
•	does not comply with the requirements pertaining to special meeting requests set forth in the Bylaws.

Anthem, Inc. 2018 Proxy Statement	69

Proposal No. 4 — Approval of Proposed Amendments to our Articles of Incorporation To Allow Shareholders Owning 20% or more of our Common Stock to Call Special Meetings of Shareholders (continued)

The Special Meeting Bylaws would state that, if shareholders who requested a special meeting revoke the request or cease to own 20% of the Common Stock, we would not be required to hold the special meeting of the shareholders.

The Special Meeting Bylaws would specify that the business to be transacted at a shareholder-requested special meeting would be limited to the business stated in the shareholder meeting request received by the Company and any additional business that the Board determines to include in the notice for such special meeting.

The Shareholder Proposal

As described below in Proposal No. 5, we have been notified that a shareholder intends to present a proposal for consideration at the annual meeting (the “Shareholder Special Meeting Proposal”) that also addresses shareholders’ ability to call special meetings of the shareholders. Although the Company’s Special Meeting Proposal and the Shareholder Special Meeting Proposal concern the same subject matter, the terms and effects of each proposal differ. Shareholders may vote on both the Company’s Special Meeting Proposal and the Shareholder Special Meeting Proposal, and approval of one proposal is not conditioned on approval or disapproval of the other proposal. Among the differences between the Company’s Special Meeting Proposal and the Shareholder Special Meeting Proposal are the following:

•

For the reasons discussed above, the Board provided in the Company’s Special Meeting Proposal that one or more shareholders who hold in the aggregate at least 20% of our Common Stock can require us to call a special meeting of the shareholders.  The Shareholder Special Meeting Proposal requests that holders in the aggregate of 10% of our outstanding Common Stock be given the power to call a special meeting of the shareholders, but does not specifically address why it believes that a 10% threshold is appropriate for the Company.

•

The Company’s Special Meeting Proposal is binding. If shareholders approve the Company’s Special Meeting Proposal, our Articles will be amended, thereby providing shareholders the right to require us to call a special meeting of the shareholders. In contrast, the Shareholder Special Meeting Proposal is not binding; approval of the Shareholder Special Meeting Proposal requests that the Board consider the matter but does not amend either the Articles or the Bylaws.

•

If the Company’s Special Meeting Proposal is approved, the Board intends to adopt the Special Meeting Bylaws setting forth procedures for shareholders to request a special meeting of the shareholders, which, as explained above, the Board has determined are in the interests of our shareholders.

Neither the Company’s Special Meeting Proposal nor the Shareholder Special Meeting Proposal affect the Board’s existing authority to call special meetings of shareholders.

You should carefully read the descriptions of each proposal, and the Company’s statement in opposition to the Shareholder Special Meeting Proposal, in considering both proposals.

Additional Information

The Company’s Special Meeting Proposal is binding. If shareholders approve the Company’s Special Meeting Proposal by the requisite vote, we will file amended and restated Articles with the Indiana Secretary of State shortly following the annual meeting to incorporate the approved amendments. The amended and restated Articles will become effective upon acceptance of the filing by the Indiana Secretary of State.  Upon the approval of this proposal and the filing of the amended and restated Articles, our Board expects to approve the Special Meeting Bylaws described above.

If shareholders do not approve the Company’s Special Meeting Proposal by the requisite vote, then the amended and restated Articles will not be filed with the Indiana Secretary of State, the Special Meeting Bylaws will not be adopted by the Board and our shareholders will not have the ability to require us to call a special

70	Anthem, Inc. 2018 Proxy Statement

Proposal No. 4 — Approval of Proposed Amendments to our Articles of Incorporation To Allow Shareholders Owning 20% or more of our Common Stock to Call Special Meetings of Shareholders (continued)

meeting of shareholders. Approval of the Company’s Special Meeting Proposal is not conditioned on approval or disapproval of the Shareholder Special Meeting Proposal, which means that the foregoing effects of approval or disapproval of the Company’s Special Meeting Proposal are not affected by approval or disapproval of the Shareholder Special Meeting Proposal.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal No. 4, Approval of Proposed Amendments to our Articles of Incorporation to Allow Shareholders Owning 20% or more of our Common Stock to Call Special Meetings of Shareholders.

Anthem, Inc. 2018 Proxy Statement	71

Proposal No. 5 — Shareholder Proposal To Allow Shareholders Owning 10% or more of our Common Stock to Call Special Meetings of Shareholders

We have been informed that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, the beneficial owner of no fewer than 50 shares of our common stock, intends to introduce the resolution below at the annual meeting.  The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of Mr. Chevedden. In accordance with SEC rules, the proposed shareholder resolution and supporting statement are printed verbatim from his submission.

Enable Shareholders to Call a Special Meeting

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the standard closest to 10% permitted by state law).  This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. Anthem shareholders gave 72%-support to another shareholder proposal at the 2015 Anthem annual meeting – to elect director annually.

Adoption of this proposal can give shareholders greater standing to engage Anthem management in regard to quality of our directors after the 2018 annual meeting. Plus we had no right to vote on each director annually, act by written consent or have a company overseen by an independent board chairman. By contrast more than 100 Fortune 500 companies provide for shareholders to vote on each director annually, call a special meeting and to act by written consent.

With only 8 directors we had 4 directors with shortcomings.  Three directors had an independence shortcoming with 14 to 23 years long-tenure:

Julie Hill

George Schaefer

Ramiro Peru

Long-tenure can detract from the independence of a director no matter how well qualified. Plus Mr. Schaefer was our Lead Director – an oversight position which demands greater independence than other directors.

Elizabeth Tallett had a potential distraction shortcoming with work on 5 boards.  With 19 Board meetings a year an Anthem director cannot afford to be distracted.

Any claim that a shareholder right to call a special meeting can be costly – may be largely moot.  When shareholders have a good reason to call a special meeting – our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote yes:

Enable Shareholders to Call a Special Meeting

72	Anthem, Inc. 2018 Proxy Statement

Proposal No. 5 — Shareholder Proposal To Allow Shareholders Owning 10% or more of our Common Stock to Call Special Meetings of Shareholders (continued)

Recommendation

The Board recommends that shareholders vote AGAINST this proposal for the following reasons:

The adoption of this proposal is unnecessary and not in the best interests of the Company or its shareholders in light of the Company’s Special Meeting Proposal set forth in Proposal No. 4, which would amend the Articles to allow one or more shareholders owning shares representing at least 20% of the Common Stock to require the Company to call a special meeting of shareholders.

The Board believes that the shareholder proposal does not strike an appropriate balance between enhancing shareholder rights and adequately protecting shareholder interests.  The Board recognizes that providing shareholders the ability to request special meetings is viewed by some shareholders as an important corporate governance practice.  However, special meetings of the shareholders can be potentially disruptive to business operations and to long-term shareholder interests and can cause the Company to incur substantial expenses.  Accordingly, the Board believes that special meetings of the shareholders should be extraordinary events.  In addition, the Board believes that a small minority of shareholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared more broadly by shareholders of the Company.  Likewise, the Board believes that shareholders should not be able to call special meetings in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting.

The Board also believes that the 20% ownership threshold in the Company’s Special Meeting Proposal is more appropriate than the 10% threshold in this shareholder proposal based on feedback from our outreach to our twenty largest shareholders who own, in aggregate, approximately 50% of our outstanding Common Stock.  These shareholders overwhelmingly expressed support for a 20% threshold and opposed a 10% threshold.  In addition, based on benchmarking against other public companies and our direct peers, the 20% ownership threshold in the Company’s Special Meeting Proposal is lower than the most prevalent special meeting threshold adopted by the companies we surveyed.

This shareholder proposal also is unnecessary given our commitment to strong and effective corporate governance principles and high ethical standards. We maintain robust governance practices that promote Board accountability, including:

•	A market-standard proxy access right that permits shareholders to include their director nominees in our proxy statement;
•

A majority voting standard for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•

Several avenues to communicate with the Board and management, including periodic investor days and earnings release conference calls and webcasts, dedicated email addresses for the Board and for Committee Chairs, and specific outreach to shareholders initiated by us or in response to engagement requests;

•

An independent Lead Director who is elected annually by the independent directors when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director; and

•	A Governance Committee chaired by and comprised solely of independent directors.

In addition, in 2017, our shareholders approved amendments to our Articles of Incorporation that were recommended by the Board to provide our shareholders with the ability to amend our Bylaws. These practices reflect our Board’s commitment to adopting best corporate governance practices to promote the long-term interests of our shareholders and strengthen Board and management accountability.

Anthem, Inc. 2018 Proxy Statement	73

Proposal No. 5 — Shareholder Proposal To Allow Shareholders Owning 10% or more of our Common Stock to Call Special Meetings of Shareholders (continued)

In light of these considerations, our Board believes that the Company’s Special Meeting Proposal strikes the appropriate balance between enhancing the rights of shareholders and adequately protecting long-term shareholder interests by providing that shareholders who satisfy the 20% ownership standard and comply with certain additional procedures and limitations have the ability to require the Company to call a special meeting.

Recommendation

For the reasons described above, the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

74	Anthem, Inc. 2018 Proxy Statement

Voting and Meeting Information

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”).

Through the Internet

You may vote through the Internet by going to www.envisionreports.com/antm and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 15, 2018. If you vote through the Internet, you do not need to return a proxy card.

By Telephone

You may vote by touchtone telephone by calling (800) 652‑8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 15, 2018. If you vote by telephone, you do not need to return a proxy card.

By Mail

If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice.

Changing Your Vote — You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the SEC to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders an E-Proxy Notice and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review the important information contained in the proxy statement and our 2017 Annual Report on Form 10‑K, as well as how to submit your proxy through the Internet. On or about April 2, 2018, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested them.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 2, 2018, at www.envisionreports.com/antm. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1‑866‑641‑4276 in the United States, Canada or Puerto Rico or at 781‑575‑2300 from outside the United States, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/antm; or (c) e-mail at investorvote@computershare.com.

Anthem, Inc. 2018 Proxy Statement	75

Voting and Meeting Information (continued)

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder — If you participate in the 401(k) Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 14, 2018 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2018 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Inspector of Election

Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204 or telephone (800) 985‑0999.

76	Anthem, Inc. 2018 Proxy Statement

Voting and Meeting Information (continued)

Additional Information

Our Board has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named as proxies to vote such proxy in accordance with their judgment on such matters.

Shareholders may receive, without charge, a copy of our 2017 Annual Report on Form 10‑K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2017 Annual Report on Form 10‑K to our Corporate Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204. Our 2017 Annual Report on Form 10‑K is also available on our website under “Investors — Financial Information — SEC Filings” at www.antheminc.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the record date of March 9, 2018, to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204, the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

We may not be able to process requests received after May 7, 2018 in time to allow you to receive your admission ticket before the meeting date, so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $10,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Anthem, Inc. 2018 Proxy Statement	77

Voting and Meeting Information (continued)

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposals and Nominations for Inclusion in Our Proxy Materials — Pursuant to SEC Rule 14a‑8, shareholder proposals for inclusion in our proxy materials for the 2019 annual meeting of shareholders must be received by our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204, no later than December 3, 2018. Such proposals need to comply with SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

Our Bylaws provide that a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, can nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two (2) individuals, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws. Any proxy access nominees serving on the Board and who will continue serving on the Board after the applicable annual meeting count towards the maximum number of nominees. To be timely, notice of proxy access director nominees must be delivered by the close of business to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102‑B381, Indianapolis, Indiana 46204, not less than 90 nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders. For the 2019 annual meeting of shareholders, notice of proxy access director nominees must be received no earlier than November 2, 2018 and no later than January 2, 2019. In the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the previous year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, notice of proxy access director nominees must be delivered no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Shareholder Proposals and Nominations — Our Bylaws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2019 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our Bylaws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2019 annual meeting of shareholders, such notice must be delivered no earlier than January 16, 2019 and no later than February 15, 2019. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of Bylaw Provisions — The specific requirements of these advance notice and eligibility provisions are set forth in Sections 1.5, 1.6 and 1.16 of our Bylaws. Our Bylaws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

78	Anthem, Inc. 2018 Proxy Statement

Voting and Meeting Information (continued)

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference in any such filings.

The information on, or accessible through, our website, www.antheminc.com, is not, and should not be deemed to be, a part of this proxy statement.

By Order of the Board of Directors,

Kathleen S. Kiefer

Corporate Secretary

Anthem, Inc. 2018 Proxy Statement	79

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ANTHEM, INC.

(As Proposed to be Amended Effective May ~~18, 2017~~16, 2018)

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the "Corporation"), pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the "Corporation Law"), executes the following Articles of Incorporation:

ARTICLE I

Name

The name of the Corporation is Anthem, Inc.

ARTICLE II

Purposes and Powers

Section 2.1.  Purposes of the Corporation.  The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

Section 2.2.  Powers of the Corporation.  The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

ARTICLE III

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Office and Agent

The street address of the Corporation's registered office at the time of adoption of these Articles of Incorporation is 120 Monument Circle, Indianapolis, Indiana 46204, and the name of its Resident Agent at such office at the time of adoption of these Articles of Incorporation is Kathleen S. Kiefer.

ARTICLE V

Authorized Shares

Section 5.1.  Authorized Classes and Number of Shares.  The total number of shares which the Corporation has authority to issue shall be one billion (1,000,000,000) shares, consisting of nine hundred million (900,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"), and one hundred million (100,000,000) shares of preferred stock, without par value (the "Preferred Stock").

Section 5.2.  General Terms of All Shares.  The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws

A-
Anthem, Inc. 2018 Proxy Statement	A-1

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series).  Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation.  Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series).  Except as otherwise provided in Section 5.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

Section 5.3.  Voting Rights of Shares.

(a) Common Stock.  Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock have unlimited voting rights.  Shares of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one (1) vote per share on all matters submitted to a vote of the shareholders of the Corporation.  Shares of Common Stock shall not have cumulative voting rights.

(b) Preferred Stock. Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the

A-2	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers.  Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

Section 5.4.  Other Terms of Common Stock.

(a) Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(b) Subject to the rights of the holders of any outstanding Preferred Stock issued under Section 5.5 hereof, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(c) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

Section 5.5.  Other Terms of Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation.  Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock.  All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.

Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(1)To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

A-
Anthem, Inc. 2018 Proxy Statement	A-3

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(2)To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

(3)To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(A)the dividend rate, if any, of such series;

(B)any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(C)the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

(D)the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(4)To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

(A)at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;

(B)for cash, indebtedness, securities, or other property or any combination thereof; and

(C)in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(5)To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of Preferred Stock; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;

(6)To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(7)To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Articles of Incorporation

A-4	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 5.5 and, if subject to additional restrictions, the extent of such additional restrictions; and

(8)Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

(b) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (a) of this Section 5.5.

ARTICLE VI

Directors

Section 6.1.  Number.  The number of Directors of the Corporation shall not be less than five (5) nor more than nineteen (19), the exact number to be specified from time to time in the manner set forth in the Bylaws.    The Bylaws shall provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into three (3) groups (with each group containing one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

Notwithstanding the first sentence of this Section 6.1, any amendment to the Bylaws (other than an amendment approved by the shareholders) or any resolution of the Board of Directors that would effect:

(a) any increase in the number of Directors over such number as then in effect,

(b) any reduction in the number of Directors below such number as then in effect, or

(c) any elimination or modification of the groups or terms of office of the Directors as the Bylaws then in effect may provide,

shall also be approved by the affirmative vote of a majority of the entire number of Directors of the Corporation who then qualify as Continuing Directors  (as such term is defined for purposes of Article VIII hereof).

Section 6.2.  Qualifications.  Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

Section 6.3.  Vacancies.  Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.  The Bylaws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Section 6.4.  Liability of Directors.  A Director's responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

A-
Anthem, Inc. 2018 Proxy Statement	A-5

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

(c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director's office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.5.  Factors to be Considered by Board.  In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation's present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the Directors consider pertinent.

Section 6.6.  Removal of Directors.  Any or all of the members of the Board of Directors may be removed only at a meeting of the shareholders or Directors called expressly for that purpose.  Removal by the shareholders requires an affirmative vote of a majority of the outstanding shares.  Removal by the Board of Directors requires an affirmative vote of both (a) a majority of the entire number of Directors at the time, and (b) a majority of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).  No Director may be removed except as provided in this Section 6.6.

Section 6.7.  Election of Directors by Holders of Preferred Stock.  The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock.

Section 6.8.  Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article VI, each Director shall be elected by a vote of the majority of votes cast with respect to the Director at any shareholders meeting for the election of Directors at which a quorum is present, provided that if as of the record date for such meeting the number of Director nominees to be considered at the meeting exceeds the number of Directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors.  For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of shares voted “against” such Director.

A-6	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

ARTICLE VII

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 7.1.  Annual Meetings of Shareholders.  ~~Meetings~~Annual meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

Section 7.2.  Special Meetings of Shareholders.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law or otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series, may be called at any time ~~only~~ by the Board of Directors or ~~the officers~~any officer or director of the Corporation who is authorized to do so by the Bylaws~~.  Shareholders of the Corporation~~, and shall ~~not be authorized to call a special meeting of shareholders~~be called by the Chair of the Board or the Secretary of the Corporation upon the written demand or demands of one or more persons that (a) Own (as such term is defined in the Bylaws, as amended from time to time) shares representing at least 20% of the Common Stock of the Corporation that is outstanding as of the record date for determining shareholders entitled to demand a special meeting fixed in accordance with the Bylaws and (b) comply with such procedures for demanding a special meeting of shareholders as may be set forth in the Bylaws and amended from time to time.  The foregoing provisions of this Section 7.2 shall be subject to the provisions of the Bylaws (as amended from time to time) that define the ability to demand a special meeting and that specify the circumstances pursuant to which a demand for a special meeting shall be deemed to be revoked.

Section 7.3.  Quorum.  Unless the Indiana Business Corporation Law provides otherwise, at all meetings of shareholders, twenty-five percent (25%) of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter.  Action may be taken at a shareholders' meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 7.4.  Meetings of Directors.  Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors.  Unless the Bylaws provide otherwise, (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

Section 7.5.  Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be.  The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records.  Action taken under this Section 7.5 is effective when the last Director, shareholder, or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date.  Executed consents returned to the Corporation by facsimile transmission may

A-
Anthem, Inc. 2018 Proxy Statement	A-7

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

be relied upon as, and shall have the same effect as, originals of such consents.  A consent signed under this Section 7.5 shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

Section 7.6.  Bylaws.  All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the Bylaws.

The Board of Directors may adopt Emergency By~~-~~laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency By~~-~~laws by the affirmative vote of both (a) a majority of the entire number of Directors at the time and (b) a majority of the entire number of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).

Section 7.7.  Interest of Directors.

(a)       A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest.  A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

(1)The material facts of the transaction and the Director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(2)The material facts of the transaction and the Director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(3)The transaction was fair to the Corporation.

(b) For purposes of this Section 7.7, a Director of the Corporation has an indirect interest in a transaction if:

(1)Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

(2)Another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

(c) For purposes of Section 7.7(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director.  If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.7.  The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.7(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(d) For purposes of Section 7.7(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast.  Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.7(b), may be counted in such a vote of shareholders.

A-8	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

Section 7.8.  Nonliability of Shareholders.  Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

Section 7.9.  Indemnification of Officers, Directors, and Other Eligible Persons.

(a) The Corporation shall indemnify every Eligible Person against all Liability and Expense that may be incurred by him or her in connection with or resulting from any Claim to the fullest extent authorized or permitted by the Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana.  In furtherance of the foregoing, and not by way of limitation, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.9(g) or 7.9(h), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (a).  The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

(b) The term "Claim" as used in this Section 7.9 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(1)by reason of his or her being or having been an Eligible Person, or

(2)by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(c) The term "Eligible Person" as used in this Section 7.9 shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not.  An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

(d) The terms "Liability" and "Expense" as used in this Section 7.9 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.

A-
Anthem, Inc. 2018 Proxy Statement	A-9

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(e) The term "Wholly Successful" as used in this Section 7.9 shall mean (1) termination of any Claim, whether on the merits or otherwise, against the Eligible Person in question without any finding of liability or guilt against him or her, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(f) As used in this Section 7.9, the term "Corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation of such consolidation or merger, so that any Eligible Person who is or was a Director, officer, employee or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other organization or entity, whether for profit or not, shall stand in the same position under this Section 7.9 with respect to the new or surviving corporation as he or she would if he or she had served the new or surviving corporation in the same capacity.

(g) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.9(a)(2), and (2) if the Board of Directors, acting upon such written finding, so determines.  The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses.  The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification.  The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee's findings that are within the possession or control of the Corporation.

(h) If an Eligible Person claiming indemnification pursuant to Section 7.9(g) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.9(g) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.9(g) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person.  On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.9(a)(2).  If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

(i) Expenses incurred by an Eligible Person who is a Director or officer of the Corporation in defending any Claim shall be paid by the Corporation in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of such Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.  Expenses incurred by any other Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

A-10	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(j) The rights of indemnification and advancement of Expenses provided in this Section 7.9 shall be in addition to any rights to which any Eligible Person may otherwise be entitled.  Irrespective of the provisions of this Section 7.9, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability or Expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such Liability or Expense.

(k) The provisions of this Section 7.9 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 7.9 that occurs subsequent to such person becoming an Eligible Person.

(l) The provisions of this Section 7.9 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

(m) If this Section 7.9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 7.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

Restrictions on Ownership and Transfer of Stock

Section 8.1.  Limitation on Ownership.  Except with the prior approval of a majority of the Continuing Directors (as defined in Section 8.14 below), no Person (as defined in Section 8.14 below) shall Beneficially Own (as defined in Section 8.14 below) shares of Capital Stock (as defined in Section 8.14 below) in excess of the Ownership Limit (as defined in Section 8.14 below).  Any Transfer (as defined in Section 8.14 below) that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the Ownership Limit shall result in such intended transferee acquiring no rights in such shares of Capital Stock (other than those rights expressly granted in this Article VIII) and such number of shares of Capital Stock shall be deemed transferred to the Share Escrow Agent (as defined in Section 8.14 below) as set forth in this Article VIII.

Section 8.2.  Excess Shares.  If, notwithstanding any other provisions of this Article VIII, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own shares of Capital Stock in excess of the Ownership Limit (a "Purported Owner"), then, upon such Transfer or change in capital structure, such shares of Capital Stock in excess of the Ownership Limit shall be Excess Shares for purposes of this Article VIII; provided, however, that in the event that any Person becomes a Purported Owner as a result of Beneficial Ownership of Capital Stock of one Person being aggregated with another Person, then the number of Excess Shares subject to this Article VIII shall be allocated pro rata among each Purported Owner in proportion to each Person's total Beneficial Ownership (without regard to any aggregation with another Person pursuant to Section 8.14(b)(4) or (5).  Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust, without being renewed on substantially similar terms, that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit shall also be Excess Shares for purposes of this Article VIII, such Person shall be deemed the Purported Owner of such Excess Shares and such Person's rights in such Excess Shares shall be as prescribed in this Article VIII. Excess Shares shall not constitute a separate class of Capital Stock.

A-
Anthem, Inc. 2018 Proxy Statement	A-11

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

Section 8.3.  Authority of the Corporation.  If the Corporation at any time determines that a Transfer has taken place in violation of Section 8.1 or that a Purported Owner intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 8.1, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any purported Transfers in violation of Section 8.1 shall automatically result in all shares of Capital Stock in excess of the Ownership Limit being deemed Excess Shares.  Notwithstanding the foregoing, nothing contained in this Article VIII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.4.    Written Notice Required.  Any Purported Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 8.l, or any Purported Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares under Section 8.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

Section 8.5.  Restrictive Legend.  Each certificate for Capital Stock issued by the Corporation shall bear an appropriate legend with regard to the restrictions on ownership and transfer of stock set forth in these Articles of Incorporation.

Section 8.6.  Share Escrow Agent.  Upon the occurrence of a Transfer or an event that results in Excess Shares pursuant to Section 8.2, such Excess Shares shall automatically be transferred immediately to the Share Escrow Agent, which Excess Shares, subject to the provisions of this Article VIII, shall be held by the Share Escrow Agent until such time as the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Ownership Limit (a "Permitted Transferee") and the Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee, even in the absence of receipt of certificate(s) representing Excess Shares.  The Corporation shall take such actions as it deems necessary to give effect to such transfer to the Share Escrow Agent, including by issuing a stop transfer order to the Corporation's transfer agent with respect to any attempted transfer by the Purported Owner or its nominee of any Excess Shares and by giving effect, or by instructing the Corporation's transfer agent to give effect, to such transfer to a Permitted Transferee on the books of the Corporation.  Excess Shares so held shall be issued and outstanding shares of Capital Stock.  The Purported Owner shall have no rights in such Excess Shares except as provided in Sections 8.7, 8.8, and 8.11 and the administration of the Excess Shares escrow shall be governed by the terms of a Share Escrow Agent Agreement.

Section 8.7.  Dividends on Excess Shares.  The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors with respect to Excess Shares (the "Excess Share Dividends") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 8.11 following.  The Purported Owner, with respect to Excess Shares purported to be Beneficially Owned by such Purported Owner prior to such time that the Corporation determines that such shares are Excess Shares, shall repay to the Share Escrow Agent the amount of any Excess Share Dividends received by it that (i) are attributable to any Excess Shares and (ii) the record date of which is on or after the date that such shares become Excess Shares.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to a Purported Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Purported Owner (including on shares which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the  case may be.

A-12	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

Section 8.8.  Effect of Liquidation etc. on Excess Shares.  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Capital Stock.  The Share Escrow Agent shall distribute to the Purported Owner the amounts received upon such liquidations, dissolution or winding up or distribution in accordance with the provisions of Section 8.11.

Section 8.9.  Voting of Excess Shares.  The Share Escrow Agent shall be entitled to vote all Excess Shares.  The Share Escrow Agent shall be instructed by the Corporation to vote, consent or assent the Excess Shares as follows:  (i) if the matter concerned is the election of directors, the Share Escrow Agent shall vote, consent or assent the whole number of Excess Shares held by the Share Escrow Agent for each director by multiplying the number of votes held in escrow by a fraction, the numerator of which is the number of Nonaffiliated Votes cast for the director and the denominator of which is the number of Nonaffiliated Votes that could have been cast in the election of the director and are present in person or by proxy at the meeting; (ii) where the matter under the Corporation Law or these Articles of Incorporation or the Bylaws of the Corporation requires at least an absolute majority of all outstanding shares of Common Stock in order to be effected, then the Share Escrow Agent shall vote, assent or consent all of such Excess Shares in favor of or in opposition to such matter as the majority of all Nonaffiliated Votes are cast; and (iii) on all other matters, the Share Escrow Agent shall at all times vote, assent or consent all of such shares in the identical proportion in favor of or in opposition to such matter as Nonaffiliated Votes are cast.  If any calculation of votes under the preceding sentence would require a fractional vote, the Share Escrow Agent shall vote the next lower number of whole Excess Shares.  The Share Escrow Agent shall use all reasonable commercial efforts to ensure, with respect to Excess Shares, that such Excess Shares are counted as being present for the purposes of any quorum required for stockholder action of the Corporation and to vote as set forth above.  For purposes of these Articles of Incorporation, "Nonaffiliated Votes" shall mean the votes cast by stockholders other than any Share Escrow Agent with respect to Excess Shares.

Section 8.10.  Sale of Excess Shares.

(a) In an orderly fashion so as not to materially adversely affect the price of Common Stock on the New York Stock Exchange or, if Common Stock is not listed on the New York Stock Exchange, on the exchange or other principal market on which Common Stock is traded, the Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times as the Share Escrow Agent determines to be appropriate.  The Share Escrow Agent shall have the right to take such actions as the Share Escrow Agent deems appropriate to seek to restrict sale of the shares to Permitted Transferees.

(b) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of the Excess Shares free of any interest of the Purported Owner of those Excess Shares and free of any other adverse interest arising through the Purported Owner.

(c) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Purported Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class to which the Excess Shares belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Purported Owner.

A-
Anthem, Inc. 2018 Proxy Statement	A-13

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(d) To the extent permitted by law, none of the Corporation, the Share Escrow Agent or anyone else shall have any liability to the Purported Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent shall take which either shall in good faith believe to be within the scope of its authority under this Article VIII or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with activities under this Article VIII which does not constitute gross negligence or willful misconduct.  Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, (a) neither the Share Escrow Agent nor the Corporation shall have any liability on grounds that either failed to take actions which would have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares and (b) the Share Escrow Agent shall not be deemed to be a fiduciary or Agent of any Purported Owner.

Section 8.11.  Application of the Proceeds from the Sale of Excess Shares.  The proceeds from the sale of the Excess Shares to a Permitted Transferee and any Excess Share Dividends shall be distributed as follows:  (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation; (ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Purported Owner or the Person who was the holder of record before the shares were transferred to the Share Escrow Agent (depending on who shall at such time be entitled to any economic interest in the Excess Shares); provided, however, if the Share Escrow Agent shall have any questions as to whether any security interest or other interest adverse to the Purported Owner shall have existed with respect to any Excess Shares, the Share Escrow Agent shall not be obligated to disburse proceeds for those shares until the Share Escrow Agent is provided with such evidence as the Share Escrow Agent shall deem necessary to determine the parties who shall be entitled such proceeds.

Section 8.12.  No Limit on the Authority of the Corporation.  Subject to Section 8.13, nothing contained in this Article VIII or in any other provision of these Articles of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.13.  Settlement of Transactions.  Nothing in these Articles of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other exchange or through the means of any automated quotation system now or hereafter in effect.

Section 8.14.  Definitions.  The following definitions shall apply with respect to this Article VIII:

(a) "Affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended or supplemented (the "Exchange Act") at the time as of which the term shall be applied.

(b) Except as is provided in (c) of this Section 8.14, a Person shall be deemed to "Beneficially Own," be the "Beneficial Owner" of or have "Beneficial Ownership" of any Capital Stock:

(1)in which such Person shall then have a direct or indirect beneficial ownership interest;

(2)in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

A-14	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(3)which such Person shall have the right to vote;

(4)in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a Schedule 13D; or

(5)which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities).

(c) The following provisions are included to clarify (b) above:

(1) A Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Purported Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D and is not an affiliate or associate of any such Purported Owner or named Person.

(2) A member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted.

(3) A Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct to vote such pledged Capital Stock, provided that;

(A) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

(B) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default.

(4) A Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act of 1933, as amended and in effect on the date these Articles of Incorporation were filed with the office of

A-
Anthem, Inc. 2018 Proxy Statement	A-15

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

the Indiana Secretary of State (the "Securities Act"), a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act.

(5) If the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that:

(A) all the purchasers are persons specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act;

(B) the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

(C) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

(D) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering.

(6) The Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to a Share Escrow Agent Agreement, nor shall any such Excess Shares be aggregated with any other share of Capital Stock held by affiliates or associates of such Share Escrow Agent.

(d) "Capital Stock" shall mean shares (or any other basic unit) of any class or series of any voting security which the Corporation may at any time issue or be authorized to issue, that entitles the holder thereof to vote on any election, but not necessarily all elections, of directors.  To the extent that classes or series of Capital Stock vote together in the election of directors with equal votes per share, they shall be treated as a single class of Capital Stock for the purpose of computing the relevant Ownership Limit or the right to amend these Articles of Incorporation.

(e) "Continuing Director" shall mean each member of the initial Board of Directors of the Corporation and any new member of the Board of Directors whose nomination for election to the board was approved by a vote of two-thirds of the directors still in office who were initial directors named in these Articles of Incorporation or whose nomination was approved by such directors.

A-16	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(f) "Institutional Investor" means any Person if (but only if) such Person is:

(1) a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

(2) a bank as defined in Section 3(a)(6) of the Exchange Act;

(3) an insurance company as defined in Section 3(a)(19) of the Exchange Act;

(4) an investment company registered under Section 8 of the Investment Company Act of 1940;

(5) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

(6) an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

(7) a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in subsections (1) through (6) above, does not exceed one percent of the securities of the subject class such as common stock; or

(8) a group, provided that all the members are Persons specified in the subsections (1) through (7) above.

(g) "License Agreement" shall mean the license agreement between the Corporation and the Blue Cross and Blue Shield Association, including any and all addenda thereto, now in effect and, as it may be amended, modified, superseded and/or replaced from time to time, with respect to, among other things, the "Blue Cross" and "Blue Shield" name and mark.

(h) "Noninstitutional Investor" means any Person that is not an Institutional Investor.:

(i) "Ownership Limit" shall mean the following:

(1) Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Noninstitutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power.

(2) Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Institutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power.

(3) Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Person shall be one share lower than that number of shares of Common Stock or other equity securities (or a combination thereof) which would represent 20% of the ownership interest in the Corporation.

(4) In the event the Corporation and Blue Cross and Blue Shield Association shall agree in writing, through an amendment of the License Agreement or otherwise, that an Ownership Limit of a higher percentage than that prescribed in clause (1), (2) or (3) shall apply, then the Ownership Limit shall be as specified in such written agreement.

A-
Anthem, Inc. 2018 Proxy Statement	A-17

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

(5) In the event any particular Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit which would apply were it not for this clause (5) (the "Regular Limit"), such ownership shall not be deemed to exceed the Ownership Limit provided that (i) such Person shall not at any time Beneficially Own shares of Capital Stock in excess of the Regular Limit plus 1% and (ii) within thirty (30) days of the time when the particular Person becomes aware of the fact that the regular Limit has been exceeded, the particular Person reduces such Person's Beneficial Ownership below the Regular Limit.

(j) "Person" shall mean any individual, firm, partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(k) "Schedule 13D" means a report on Schedule 13D under Regulation 13D of the Exchange Act as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State and any report which may be required in the future under any requirements which Blue Cross and Blue Shield Association shall reasonably judge to have any of the purposes served by Schedule 13D as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State.

(l) "Share Escrow Agent" shall mean the Person appointed by the Corporation to act as escrow agent with respect to some or all of the Excess Shares.

(m) "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(n) "Voting Power." The percentage of the voting power attributable to the shares of Capital Stock Beneficially Owned by any particular Person shall be equal to the percentage of all votes which could be cast in any election of any director which could be accounted for by the shares of Capital Stock Beneficially Owned by that particular Person. If in connection with an  election for any particular position on the Board, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election.  If the Corporation shall issue any series or class of shares for which positions on the Board are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

ARTICLE IX

Incorporator

The name and post office address of the incorporator of the Corporation are as follows:

Name	Number and Street or Building	City, State Zip Code
Anthem Insurance Companies, Inc.	120 Monument Circle	Indianapolis, Indiana 46204

A-18	Anthem, Inc. 2018 Proxy Statement

Annex A - Proposed Amended and Restated Articles of Incorporation of Anthem, Inc. (continued)

ARTICLE X

Miscellaneous Provisions

Section 10.1.  Amendment or Repeal.

(a) Articles of Incorporation.  Except as otherwise expressly provided for in these Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

(b) Bylaws.  Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the Bylaws of the Corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (2) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Section 10.1 as a single voting group, in the case of all provisions of the Bylaws, except Sections 1.7, 2.1 (the second sentence of the first paragraph only), 7.2, 7.7 and 9.5 of the Bylaws, which cannot be amended by the shareholders of the Corporation.

Section 10.2.  Voting as a Shareholder.  The Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer or any other officers designated by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of shareholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock.  Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting.

Section 10.3.  Captions.  The captions of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe, or describe the scope or intent of any Article or Section hereof.

A-
Anthem, Inc. 2018 Proxy Statement	A-19

Annex B – GAAP Reconciliation

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. (“Anthem,” “we,” “us,” or “our) has referenced “Adjusted Net Income” and “Adjusted Net Income Per Diluted Share” or “Adjusted EPS,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors in understanding and analyzing our core operating results and comparing our financial results. A reconciliation of these measures to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Year Ended	Year Ended	Year Ended
(In millions, except per share data)	December 31, 2017	December 31, 2016	December 31, 2015
Net income	$3,842.8	$2,469.8	$2,560.0
Add / (Subtract):
Net realized (gains) on financial instruments	(144.8)	(4.9)	(157.5)
Other-than-temporary impairment losses recognized in income	33.1	115.4	83.4
Amortization of other intangible assets	168.4	192.3	230.1
Cigna transaction costs	165.9	321.1	103.0
Loss/(gain) on extinguishment of debt	282.4	—	(9.3)
Deferred tax benefit from Tax Reform	(1,108.3)	—	—
Penn Treaty assessment costs	253.8	—	—
2015 cyber attack litigation settlement	115.0	—	—
Income tax true-up of prior transaction costs	(69.3)	—	—
Tricare bid conclusion costs	—	37.4	—
Deferred tax asset write-off from California tax legislation	—	20.7	—
California adverse franchise tax ruling	—	—	42.3
Tax impact of non-GAAP adjustments	(314.8)	(203.3)	(80.3)
Net adjustment items	(618.6)	478.7	211.7
Adjusted net income	$3,224.2	$2,948.5	$2,771.7
Net income per diluted share	$14.35	$9.21	$9.38
Add / (Subtract):
Net realized (gains) on financial instruments	(0.54)	(0.02)	(0.58)
Other-than-temporary impairment losses recognized in income	0.12	0.43	0.31
Amortization of other intangible assets	0.63	0.72	0.84
Cigna transaction costs	0.62	1.20	0.38
Loss (gain) on extinguishment of debt	1.05	—	(0.03)
Deferred tax benefit from Tax Reform	(4.14)	—	—
Penn Treaty assessment costs	0.95	—	—
2015 cyber attack litigation settlement	0.43	—	—
Income tax true-up of prior transaction costs	(0.26)	—	—
Tricare bid conclusion costs	—	0.14	—
Deferred tax asset write-off from California tax legislation	—	0.08	—
California adverse franchise tax ruling	—	—	0.16
Tax impact of non-GAAP adjustments	(1.18)	(0.76)	(0.29)
Rounding impact	0.01	—	(0.01)
Net adjustment items	(2.31)	1.79	0.78
Adjusted net income per diluted share or Adjusted EPS	$12.04	$11.00	$10.16

Anthem, Inc. 2018 Proxy Statement	B-1

002CSN8DA1

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 15, 2018 (May 14 for 401(k) shares). Vote by Internet MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 • Go to www.envisionreports.com/antm • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card. + Election of Directors — The Board of Directors recommends a vote FOR each of the nominees. 1. Election of Directors: For Against Abstain For Against Abstain 1a - Lewis Hay, III 1b - Julie A. Hill For Against Abstain For Against Abstain 1c - Antonio F. Neri 1d - Ramiro G. Peru Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018. For Against Abstain 3. Advisory vote to approve the compensation of our named executive officers. For Against Abstain 4. To approve proposed amendments to our Articles of Incorporation to allow shareholders owning 20% or more of our common stock to call special meetings of shareholders. Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 5. For Against Abstain 5. Shareholder proposal to allow shareholders owning 10% or more of our common stock to call special meetings of shareholders. MMMMMMMC 1234567890 J N T 3 9 8 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 6 02R6TH MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. Annual Meeting of Shareholders Anthem, Inc., 120 Monument Circle, Indianapolis, Indiana 46204 Wednesday, May 16, 2018 Registration and Seating Available at 7:30 a.m. Eastern Daylight Time Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time Please plan to arrive early as there will be no admission after the meeting begins. To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS + Wednesday, May 16, 2018 Record Date: March 9, 2018 This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 16, 2018. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposal 5. By signing this PROXY, you revoke all prior proxies and appoint Thomas C. Zielinski, John E. Gallina and Kathleen S. Kiefer or any of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of Anthem, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting. If you participate in the Anthem 401(k) Plan and you are invested in the Anthem Stock Fund in your plan account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee. The number of shares of Anthem, Inc. common stock you may vote is based on the underlying shares credited to your Anthem Stock Fund account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 14, 2018. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 14, 2018, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the underlying shares credited to your account in the same proportion that it votes shares for which it did receive timely instructions. Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete the reverse side of this card, sign, and date below and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted. Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/ANTM. Please mark your vote on the reverse side and date and sign below. Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D